INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        THIS FORM OF PROSPECTUS IS FILED PURSUANT TO RULE 424(A)
                                       AND RELATES TO REGISTRATION NO. 333-26715

                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997
PROSPECTUS

                            QUIETPOWER SYSTEMS, INC.
                      2,000,000 SHARES OF COMMON STOCK AND
              2,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                             ---------------------

    This Prospectus relates to the offering (the "Offering") of 2,000,000 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), and 2,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants") of QuietPower Systems, Inc., a Delaware corporation ("QuietPower" or the "Company"). The Shares and Warrants are sometimes hereinafter collectively referred to as the "Securities." Until the completion of this Offering, the Shares and Warrants may only be purchased together on the basis of one Share and one Warrant. Each Warrant entitles the registered holder thereof to purchase one
share of Common Stock at an initial exercise price of $         per share [150%
of the initial public offering price per share of Common Stock] at any time during the period commencing one year after the date of this Prospectus until five (5) years from the date of this Prospectus. The Warrant exercise price is subject to adjustment under certain circumstances. Commencing eighteen (18) months after the date of this Prospectus, with the consent of National Securities Corporation (the "Representative") (which consent shall not be unreasonably withheld), the Company may redeem all, but not less than all, of the Warrants at a price equal to five cents ($0.05) per Warrant, provided that the average closing sale price of the Common Stock as reported on the American
Stock Exchange ("AMEX") equals or exceeds $         [175% of the then exercise
price per Warrant] (subject to adjustment) for any twenty (20) trading days within a period of thirty (30) consecutive trading days ending on the fifth (5) trading day prior to the date of the notice of redemption. See "Description of Securities--Warrants."

    Prior to this Offering, there has been no public market for the Common Stock or the Warrants, and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering prices will be between $7.50 and $9.50 per Share and $0.10 per Warrant. For information regarding the factors considered in determining the initial public offering prices of the Shares and Warrants and the terms of the Warrants, see "Risk Factors" and "Underwriting." It is anticipated that application will made to include the Shares and Warrants for listing on AMEX and that, when listed, they will trade separately immediately after the Offering under the symbols "KWT" and "KWT.WS," respectively.

    Concurrently with this offering, 507,500 shares of Common Stock issuable upon exercise of warrants (the "Private Placement Warrants") issued to investors (the "Selling Stockholders") in two private placement financings consummated by the Company in May 1996 and April 1997, respectively, are being registered at the Company's expense for sale by the Selling Stockholders pursuant to a separate prospectus. The shares offered by the Selling Stockholders are not part of the underwritten offering and of such shares, 373,750 may not be offered or sold prior to three months from the date of this Prospectus, and 133,750 may not be offered prior to nine months from the date of this Prospectus, without the prior written consent of the Representative. See "Concurrent Offering."
                         ------------------------------

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 8 AND "DILUTION."
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATES SECURITIES COMMISSION PASSED UPON
    THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                    UNDERWRITING                  PROCEEDS TO
                                      PRICE TO PUBLIC                DISCOUNT(1)                  COMPANY(2)
Per Share.....................               $                            $                            $
Per Warrant...................               $                            $                            $
Total(3)......................  $                            $                            $

(1) Does not include additional compensation payable to the Representative in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.
(2) Before deducting estimated expenses of $494,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.
(3) The Company has granted to the Underwriters an option (the "Over-allotment Option") exercisable within 45 days after the date of this Prospectus to purchase up to an aggregate of 300,000 additional shares of Common Stock and/or 300,000 additional Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such Over-allotment Option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."
                         ------------------------------

    The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment at the offices of National Securities Corporation, Seattle, Washington on or about
      , 1997.

                        NATIONAL SECURITIES CORPORATION

                  The date of this Prospectus is       , 1997

                           [PHOTOGRAPHS AND CAPTIONS]
            [PHOTOGRAPHS OF TRANSFORMER WITH ATQ-100 AND OF HEADSET]

                            ------------------------

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING PURCHASES OF THE SECURITIES TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED HEREIN ALL INFORMATION SET FORTH IN THIS PROSPECTUS (I) DOES NOT GIVE EFFECT TO THE ISSUANCE OF 2,000,000 SHARES OF COMMON STOCK UPON EXERCISE OF THE WARRANTS; (II) DOES NOT GIVE EFFECT TO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, OR EXERCISE OF THE WARRANTS GRANTED TO THE REPRESENTATIVE TO PURCHASE 200,000 SHARES OF COMMON STOCK AND/OR 200,000 WARRANTS (THE "REPRESENTATIVE'S WARRANTS"), OR EXERCISE OF ANY OTHER STOCK OPTIONS OR WARRANTS ISSUED BY THE COMPANY; AND (III) ASSUMES THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF THE COMPANY INTO COMMON STOCK ON A 1 FOR 200 BASIS. THE ACCOMPANYING FINANCIAL STATEMENTS DO NOT ASSUME THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK OF THE COMPANY INTO COMMON STOCK. SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE CERTAIN RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    QuietPower Systems, Inc. ("QuietPower" or the "Company") is engaged in the development, commercialization and marketing of products utilizing two acoustically based technologies: (i) active noise and vibration control and (ii) failure diagnostic and condition monitoring. The Company's active noise and vibration control technology uses equal but opposite noise signals to reduce or cancel noise emissions. QuietPower has used the active noise and vibration control technology to develop its initial commercial products, including the ATQ-100, a transformer quieting system which reduces the sound emanating from electric power distribution transformers. The Company has also commenced marketing its communication headset systems ("Headsets"), which reduce noise and enhance communications in high noise industrial environments. QuietPower is currently engaged in a joint venture with ABB Secheron S.A., an indirect wholly-owned subsidiary of ABB Asea Brown Boveri Limited ("ABB"), for the purpose of developing and marketing the ATQ-100 in the European market. The Company's failure diagnostic and condition monitoring technology is to be utilized to detect sound emissions that signal imminent equipment failure. QuietPower is engaged in a joint venture with Prolec-GE, de S. de R.L. de C.V. ("Prolec-GE"), a joint venture between the General Electric Company ("GE") and Prolec S.A. de C.V., for the purpose of developing a failure diagnostic and condition monitoring line of products for use with transformers and other substation equipment. The primary market for the Company's current and proposed products is the worldwide electric utility (power generation, transmission and distribution) and supply industries (collectively, the "Power Industry").

    The Company has entered into a world-wide exclusive manufacturing, marketing and distribution agreement with Noise Cancellation Technologies, Inc. ("NCT"). This agreement covers all of NCT's proprietary active noise and vibration control technology and products relating to the Power Industry and grants the Company world-wide exclusive rights within the Power Industry. The ATQ-100 and the Headsets utilize the active noise and vibration control technology to electronically reduce noise and vibration. Software-based algorithms, used in conjunction with certain controlling, sensing and actuating hardware components, act together as a digital signal processor to analyze noise emissions and produce equal and opposite noise signals. When the two signals meet, the noise is reduced or canceled. The Company's proposed failure diagnostic and condition monitoring systems will also utilize digital signal-based technology.

    The Company's joint venture with ABB Secheron S.A. was formed for the purpose of developing and marketing active noise and vibration control systems for use on transformers in Europe. Each party is obligated to contribute to the joint venture such personnel and resources as shall be approved in connection with each product improvement program. Proposed goals of these programs include reducing the cost of the ATQ-100, modifying the ATQ-100 to meet European operating specifications, and marketing and selling the ATQ-100 to European utility customers.

    QuietPower's joint venture with Prolec-GE was formed for the purpose of developing failure diagnostic systems for power distribution transformers and other substation equipment. The proposed failure diagnostic and condition monitoring systems are intended to utilize digital signal processing based technology to locate and analyze certain acoustic signals that indicate equipment failure is imminent. QuietPower is obligated to grant the Prolec-GE/QuietPower joint venture a world-wide license to use the failure diagnostic and condition monitoring technology and to contribute to the joint venture such personnel and resources as are required in connection with each approved project.

    The Company's principal operating strategy is to develop and position products that take advantage of opportunities arising from the significant and ongoing changes in the Power Industry. The Power Industry is a multibillion dollar capital-intensive industry. The Company anticipates that the current move toward deregulation in the North American and European electric utility industries will increase market demand for companies which offer products that reduce utilities' operating costs, enhance equipment efficiency and flexibility and extend the expected useful lives of fixed assets. In addition to the Power Industry, QuietPower plans to market its products to other capital-intensive markets. To date, the Company has commenced marketing its Headsets to the railroad and communication industries. The Company also intends to employ a growth strategy pursuant to which it will identify and develop additional products related to its core technologies and products. In this respect, it has recently commenced development efforts on its active magnetic field control and cancellation technology, which functions similarly to the active noise and vibration control technology. The Company also intends to acquire outside synergistic or alternative technologies and products.

    QuietPower anticipates utilizing a portion of the net proceeds from this Offering to finance its participation in the joint ventures and for the marketing, product development and acquisition activities described above. See "Use of Proceeds."

    The Company was incorporated in Delaware in May 1992 under the name Active Acoustical Solutions, Inc., and in February 1994 changed its name to QuietPower Systems, Inc. The Company's principal offices are located at 460 W. 34th Street, New York, New York 10001. Its telephone number is (212) 967-8480.

                                  THE OFFERING

Securities Offered:..........  2,000,000 Shares of Common Stock and 2,000,000 Warrants. The
                               Shares and the Warrants will be separately transferable
                               immediately after the completion of this Offering. See
                               "Description of Securities."

Terms of Warrants:...........  Each Warrant entitles the registered holder thereof to purchase, at any time commencing one year after the date of this Prospectus until five years after the date of this
                               Prospectus, one share of Common Stock at a price of
                               $         per share [150% of the initial public offering
                               price per share of Common Stock]. The Warrant exercise price is subject to adjustment under certain circumstances.
                               Commencing 18 months after the date of this Prospectus, with the consent of the Representative, the Warrants are subject to redemption by the Company, in whole but not in part, at
                               $0.05 per Warrant, on 30 days' prior written notice,
                               provided that the average closing sale price of the Common
                               Stock equals or exceeds $         per share [175% of the
                               exercise price per share of the Warrant], subject to
                               adjustment, for any 20 trading days within a period of 30
                               consecutive trading days ending on the fifth trading day
                               prior to the date of the notice of redemption. See
                               "Description of Securities."

Common Stock Outstanding
  Prior to the
  Offering(1):...............  1,004,013 shares

Common Stock Outstanding
  After the Offering(1):.....  3,004,013 shares

Use of Proceeds:.............  The Company intends to use the net proceeds of the Offering as follows: (i) development of products, (ii) marketing and sales, (iii) repayment of outstanding indebtedness and
                               payables, (iv) acquisitions and (v) working capital and
                               general corporate purposes.

Risk Factors:................  Investment in the Securities offered hereby is highly speculative and involves a high degree of risk and immediate and substantial dilution to the purchasers in this Offering.
                               See "Risk Factors" and "Dilution."

Proposed American Stock
  Exchange Symbols:

    Common Stock.............  KWT

    Warrants.................  KWT.WS

------------------------

(1) Does not include (i) 1,414,915 shares of Common Stock issuable upon exercise of outstanding warrants (which number includes warrants to purchase 265,000 shares of Common Stock that will be issued upon completion of this Offering and warrants to purchase 133,750 shares of Common Stock that are issuable upon exercise of nominally priced warrants), with a weighted average exercise price of $3.44 per share, (ii) 250,000 shares of Common Stock subject to options available under the Company's 1993 Stock Option Plan (the "1993 Plan"), of which options to purchase an aggregate of 239,490 shares of Common Stock with a weighted average exercise price of $4.22 per share have been granted, and options to purchase 10,510 shares of Common Stock remain available for future grants, and (iii) 83,333 shares of Common Stock issuable upon conversion of convertible promissory notes in the aggregate principal amount of $625,000 (assuming an initial public offering price of $7.50 per Share). See "Management's Discussion and Analysis of Financial Condition and Results of its Operations," "Use of Proceeds" and "Management-- Stock Option Plan."

                             SUMMARY FINANCIAL DATA

    The balance sheet data and the income statement data presented below for each of the years in the two years ended December 31, 1996 are derived from the Financial Statements of the Company, which have been audited by Richard A. Eisner and Company, LLP, and are included elsewhere in this Prospectus. The selected financial data for the year ended December 31, 1994, the three month periods ended March 31, 1996 and 1997 and the Balance Sheet Data as of December 31, 1995 and March 31, 1997, were derived from unaudited financial statements of the Company. These financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for this period. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                                                          THREE MONTH ENDED
                                                  YEAR ENDED DECEMBER 31,                     MARCH 31,
                                         ------------------------------------------  ----------------------------
                                             1994           1995          1996           1996           1997
                                         -------------  ------------  -------------  -------------  -------------
STATEMENTS OF OPERATIONS:
Net revenues
  Product sales........................  $           0  $     35,000  $     216,000  $      80,000  $      51,000
  Development funding(1)...............        541,000       315,000              0              0              0
                                         -------------  ------------  -------------  -------------  -------------
      Total revenues...................        541,000       350,000        216,000         80,000         51,000
                                         -------------  ------------  -------------  -------------  -------------
Costs and expenses
  Cost of sales........................              0        29,000        260,000         66,000         76,000
  Development costs....................        587,000       335,000        187,000         30,000         92,000
  Selling, general and
    administrative.....................        893,000       843,000      1,714,000        276,000        418,000
                                         -------------  ------------  -------------  -------------  -------------
      Total costs and expenses.........      1,480,000     1,207,000      2,161,000        372,000        586,000
                                         -------------  ------------  -------------  -------------  -------------
Interest expense.......................              0        17,000        333,000         35,000         89,000
                                         -------------  ------------  -------------  -------------  -------------
Net (loss).............................       (939,000)     (874,000)    (2,278,000)      (327,000)      (624,000)
Dividend on preferred stock............                                    (238,000)
                                         -------------  ------------  -------------  -------------  -------------
Net (loss) after preferred dividend....  $    (939,000) $   (874,000) $  (2,516,000) $    (327,000) $    (624,000)
                                         -------------  ------------  -------------  -------------  -------------
                                         -------------  ------------  -------------  -------------  -------------
Net (loss) per share(2)................  $        (.69) $       (.62) $       (1.53) $        (.23) $        (.39)
                                         -------------  ------------  -------------  -------------  -------------
                                         -------------  ------------  -------------  -------------  -------------
Pro forma weighted average number of
  common shares outstanding(2).........      1,353,000     1,403,000      1,484,000      1,431,000      1,591,000
                                         -------------  ------------  -------------  -------------  -------------
                                         -------------  ------------  -------------  -------------  -------------

                                                                                   MARCH 31, 1997
                                                                   ----------------------------------------------
                                                                                                    PRO FORMA
                                                    DECEMBER 31,                                        AS
                                                        1996          ACTUAL      PRO FORMA(3)    ADJUSTED(3)(4)
                                                    -------------  -------------  -------------  ----------------
BALANCE SHEET DATA:
Working capital (deficiency)......................  $    (654,000) $  (1,916,000) $    (107,000)  $   10,612,000
Total assets(5)...................................        463,000        645,000      2,648,000       12,119,000
Notes payable.....................................        511,000        883,000      2,034,000          588,000
Total liabilities.................................      1,543,000      2,227,000      3,202,000        1,366,000
Accumulated deficit...............................     (4,917,000)    (5,541,000)    (5,784,000)      (7,207,000)
Stockholders' equity (deficiency).................     (1,080,000)    (1,582,000)      (554,000)      10,753,000

------------------------

(1) Development funding consists of the direct investment by utilities in the Company's research and development projects.

(2) See Note B of the Notes to the Financial Statements.

(3) Adjusted to give pro forma effect to (i) a bridge financing, the gross proceeds of which were $2,000,000 and pursuant to which the Company issued $2,000,000 of promissory notes and warrants to purchase an aggregate 240,000 shares of Common Stock, which resulted in an original issue discount to the notes of $856,000, (ii) a private financing pursuant to which the Company issued $290,000 of one-year promissory notes, which notes are convertible into Common Stock at a price per share equal to the initial public offering price per Share, and warrants to purchase an aggregate of 7,733 shares of Common Stock, which resulted in an original issue discount to the notes of $18,000, (iii) the conversion of $200,000 of promissory notes existing at March 31, 1997 plus accrual interest into 39,466 shares of Common Stock,
    (iv) the payment of $136,000 to NCT for amounts owing, (v) the payment of $151,000 with respect to promissory notes outstanding on March 31, 1997, and
    (vi) the recognition of the expense of $170,000 resulting from the increase in 26,750 shares of Common Stock and warrants to purchase 26,750 shares of Common Stock underlying warrants granted in a private financing, all of which events occurred subsequent to March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) As adjusted to give effect to (i) the sale of the Securities offered hereby (at an assumed initial public offering price of $7.50 per Share and $.10 per Warrant), the initial application of the estimated net proceeds therefrom, and (ii) the expense of $1,361,000 relating to the write-off of debt discount and debt issuance cost. Does not give effect to the potential repayment of $625,000 in convertible promissory notes that become payable on demand upon completion of the Offering. See "Use of Proceeds."

(5) Includes technology rights. As of March 31, 1997 the balance of such rights was $313,000.

                                  RISK FACTORS

    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW AND CONSIDER THE FOLLOWING RISKS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY; OPERATING LOSSES; STOCKHOLDERS' AND WORKING CAPITAL
  DEFICITS

    Since its inception in 1992, the Company has been principally engaged in the development of its technologies. To date, the majority of the Company's operations have been financed by the net proceeds of several private placements of both debt and equity securities of the Company, aggregating approximately $5,715,000, and funding by utility companies for the research and development of its technologies, aggregating $541,000 in 1994 and $315,000 in 1995. The Company has not yet generated any significant product sales revenues and there can be no assurance that significant revenues will develop. The Company has a limited operating history on which an evaluation of its performance and prospects can be made and its operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, the identification, development and commercialization of new products, the dependence on and attempts to apply new and rapidly changing technology, and the competitive environment in which the Company operates.

    The Company sustained net losses of $939,000, $874,000 and $2,278,000 for the years ended December 31, 1994, 1995 and 1996, respectively. In addition, for the three months ended March 31, 1997, the Company sustained a net loss of $624,000. As of March 31, 1997, the Company had a stockholders' deficit of $1,582,000, a working capital deficit of $1,916,000 and an accumulated deficit of $5,541,000. In addition, at March 31, 1997, notes payable were discounted by $187,000, which amount will be expensed as interest in the remainder of 1997. Furthermore, the Company will expense through the 1997 fiscal quarter in which the Offering is completed, a non-cash charge of approximately $1,309,000 of original issue discount and debt issuance costs arising from private financings completed after March 31, 1997. The Company expects to continue to incur a loss for at least the remainder of 1997, and there can be no assurance that the Company will achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note A of the Notes to the Financial Statements.

DEPENDENCE ON OFFERING; POSSIBLE NEED FOR ADDITIONAL FINANCING

    The Company is dependent upon the net proceeds of this Offering to finance its operating activities. Although the Company believes that the estimated net proceeds from this Offering together with cash from operations will enable it to fund its operations, including product development, marketing and other operating activities, for at least 12 months, no assurance can be given in that regard. The Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control. Factors that may require the Company to seek additional funding include the need for cash to fund acquisitions in an aggregate amount in excess of that allocated from this Offering, greater than anticipated expenses, less than anticipated revenues, and longer product development times than now contemplated. See "Business--Business Strategy--Acquisitions." The Company may seek such additional funding through public or private financings or borrowings. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders, including purchasers of the Securities offered hereby, may result. If additional funds are raised through the incurrence of debt with financial institutions, the Company would likely become subject to restrictive covenants relating to its operations and finances. If adequate funds are not available, the Company may be required to significantly curtail or cease its expansion strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON NCT

    The Company anticipates that it will derive a significant portion of its revenues for the foreseeable future from the marketing and distribution of active noise and vibration control products using the proprietary technology of NCT. The Company does not exercise any control over NCT.

    The Company has entered into a Master Agreement, dated March 27, 1995 and amended on March 28, 1995, April 21, 1995, May 21, 1996 and April 9, 1997 (the "NCT Master Agreement"), with NCT, the holder of the basic active noise and vibration control patents upon which the Company relies, which grants the Company an exclusive world-wide license to manufacture, market, sell and distribute, for use within the Power Industry, as well as the gas power industry, active transformer quieting products, and all future products for which the Company provides development and commercialization funding. The NCT Master Agreement also grants the Company an exclusive world-wide license in connection with active steam and gas turbine quieting products, which products the Company has no current plans to develop in the near term. There can be no assurance that the Company will be able to raise adequate funds to complete development of all such projects. In addition, the Company has entered into a Distributor Agreement with NCT, dated October 7, 1994 (the "Distributor Agreement"), relating to the industrial communication Headsets.

    NCT has incurred substantial net losses from operations since its inception. Based upon NCT's Annual Report on Form 10-K for the year ended December 31, 1996, at December 31, 1996, NCT had a working capital deficit of $1,312,000, an accumulated deficit of $83,700,000 and stockholders' equity of $2,610,000. In addition, based upon such disclosure document, NCT had a net loss of $10,825,000 for 1996. Based upon a press release issued by NCT on April 6, 1997, NCT reported net income of $600,000 for the three months ended March 31, 1997, although there can be no assurance that NCT will continue to generate profits from its operations. Due to the Company's important contractual ties with NCT, the Company may be significantly and adversely affected should NCT be unable to continue operations or otherwise perform its obligations with the Company. In the event that NCT commences, or is subject to, a bankruptcy or reorganization case, or ceases to operate its business, then, notwithstanding certain statutory and contractual protective provisions regarding the continued effectiveness of the Company's licenses from NCT, NCT may be able to reject, breach or be excused from performing, or may fail to perform, its obligations under the NCT Master Agreement, the Distributor Agreement and any other agreement between NCT and the Company. See "Business--Contractual Agreements with NCT."

LIMITED SALES HISTORY; NEED FOR COST REDUCTION OF ATQ-100 AND MODIFICATION OF
  HEADSETS; SUBSTANTIAL TIME LAPSE UNTIL ADDITIONAL COMMERCIAL PRODUCT INTRODUCTION

    Pursuant to the NCT Master Agreement, the Company has developed and commenced marketing the first of its active noise and vibration control products, a transformer quieting system called the ATQ-100. In 1996, sales for the ATQ-100 totalled $178,000. Based upon market feedback, the Company has recently determined to accelerate its efforts to lower the sales price of the ATQ-100 by continuing a significant development effort to reduce the cost of the system components and installation of the ATQ-100. As a result, the Company believes that the gross profit relating to sales of this product in the first half of 1997 will be nominal. There can be, however, no assurance that the Company will achieve commercially significant sales or that the Company will reduce costs sufficiently to generate acceptable gross profit margins.

    The Company has also commenced marketing its industrial communication headsets ("Headsets"), for which sales in 1996 totalled $38,000. In view of market response to initial marketing efforts regarding the communication Headsets, the Company determined that in order to achieve significant Headset sales, engineering modifications were necessary to tailor the Headsets to the needs of each specific industry (e.g. the Power Industry, railroads, oil and gas, mining and pulp and paper). Although design modifications have recently been completed for railroad industry Headsets and are substantially completed for Power

Industry Headsets, there can be no assurance that these and any future design modifications will result in significantly increased Headset sales.

    The Company does not anticipate that the commercial development of its next products will be completed until at least the third quarter of 1997. There can be no assurance as to the time required to complete such development efforts, or that they can be successfully completed at all.

COMPETITION; TECHNOLOGICAL OBSOLESCENCE

    The Company does not believe that any other company is now developing and/or commercializing products for the Power Industry utilizing the active noise and vibration control or failure diagnostic and condition monitoring technologies. However, the Company faces competition from companies developing their own noise reduction and failure diagnostic systems and from companies which develop traditional methods of quieting, such as barrier walls or reinforced "low noise" transformers. With respect to the ATQ-100 and the Headsets, the Company believes that it will compete primarily on the basis of cost and effectiveness. In addition, competition may arise from products currently in development, or developed in the future, by other companies. The development by others of new and improved products, processes, and technologies may make the products marketed by the Company less competitive or obsolete. Many of the Company's current and potential competitors are likely to have substantially greater financial, managerial and technical resources than the Company. There can be no assurance that the Company will be able to compete successfully in its markets. See "Business--Competition."

UNCERTAIN MARKET ACCEPTANCE

    Since its inception, the Company has primarily focused its efforts on active noise and vibration control and failure diagnostic and condition monitoring products for the Power Industry, and Headsets for multiple industries. As with any new technology, there is the risk that the market may not recognize the benefits or the potential applications of the active noise and vibration control and failure diagnostic condition monitoring technologies, or any future products or technologies developed by the Company. Market acceptance of the Company's products will depend, in large part, upon the ability of the Company to demonstrate to prospective customers the potential advantages of the Company's products over other types of products performing similar functions. There can be no assurance that the Company will be successful in marketing its products to the Power Industry or other markets or that the Company's products will be accepted by the Power Industry or other markets. See "Business--Business Strategy" and "Business--Additional Potential Active Noise Control Products."

RISK OF INTERNATIONAL OPERATIONS

    The Company intends to market its products in industrialized international markets. International operations entail various risks, including economic instability and recessions, exposure to currency fluctuations, difficulties of administering foreign operations generally, and obligations to comply with a wide variety of foreign import and United States export laws, tariffs and other regulatory requirements. The Company's competitiveness in overseas markets may be negatively impacted if there is a significant increase in the value of the dollar against the currencies of the other countries in which the Company does business. In addition, the laws of certain foreign countries may not protect the Company's proprietary rights to the same extent as the laws of the United States.

DEPENDENCE ON PATENTS; UNCERTAIN PROPRIETARY PROTECTION

    The Company's success with respect to its active noise and vibration control, failure diagnostic and condition monitoring and active magnetic field cancellation systems is dependent in large measure upon its ability to obtain patent protection for these products. NCT holds or has rights to all of the active noise and vibration control patents on which the Company relies. To date the Company has filed patent applications in the United States and pursuant to the Patent Cooperation Treaty in Canada and other countries in connection with its failure diagnostic and condition monitoring system, and is currently preparing a patent application for filing with regard to its active magnetic field cancellation system. There can be no assurance that patents will issue from any of the Company's patent applications, or that the Company will develop additional products that are patentable. No assurance can be given as to the range or degree of protection any patents issued to the Company or licensed from NCT will afford or that such patents or licenses will provide protection that has commercial significance or will provide competitive advantages for the Company's products. No assurance can be given that either the Company's owned or licensed patents will afford protection against competitors with similar technologies or that others will not obtain patents claiming aspects similar to those covered by the Company's owned or licensed patents or patent applications. No assurance exists that the Company's owned or licensed patents will not be challenged by third parties, invalidated, rendered unenforceable or designed around. Furthermore, there can be no assurance that any pending patent application of QuietPower or applications filed in the future by the Company will result in the issuance of a patent. The invalidation or expiration of patents owned or licensed by the Company and believed by the Company to be commercially significant could permit increased competition, with potential adverse effects on the Company and its business prospects. Although NCT has indicated to the Company that it intends to file for extensions to certain patents, the Company can make no assurances that, if filed, the United States or foreign government patent authorities will grant such extensions to NCT. In addition, there can be no assurance that any patents which are issued to or licensed by the Company will be held valid by a court of law reviewing any such patent.

    With respect to the patents owned by, or licensed to NCT, NCT has indicated to the Company that it has conducted only limited patent searches and no assurances can be given by the Company that patents do not exist or will not be issued in the future that would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. In the event NCT chooses not to defend against its patent rights, substantial resources may be required to obtain and defend patent and other rights to protect present and future technology and other property of the Company. Although the Company intends to pursue its interests in preventing infringement of any patents licensed to it which are not pursued by NCT, the Company makes no assurances that it will be successful in any action for infringement of the technology licensed to it. See "Business--Patent Protection."

DEPENDENCE ON JOINT VENTURE PARTNERS

    The Company's strategy for the testing, development, manufacturing and commercialization of the majority of its products requires arrangements with partners in, or manufacturers for, the Power Industry, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. In this regard, the Company has entered into joint venture agreements with ABB Secheron S.A. with respect to the marketing of the ATQ-100 system in Europe and with Prolec-GE with respect to the marketing and development of failure diagnostic and condition monitoring systems worldwide. In addition, there can be no assurance that such partners will not pursue alternative technologies. In the event an appropriate joint venture arrangement is not available relating to the manufacturing of any one or more products, the Company will be required to enter into contract manufacturing arrangements. There can be no assurance that the Company will be able to negotiate acceptable joint venture or contract manufacture arrangements, or that any such arrangements will be successful. See "Business--Joint Venture Agreements."

NO MANUFACTURING FACILITIES OR PERSONNEL

    The Company does not have any capability to manufacture any products it develops and its management has no experience in large-scale manufacturing. Accordingly, if in the future the Company is unable to have third parties manufacture its products, either pursuant to joint venture or contract manufacturing agreements, or if the Company decides to manufacture its developed products, the Company will be required to establish the necessary manufacturing facilities and employ and train qualified manufacturing personnel, all of which may result in a delay in the production of the Company's products. The Company will also require substantial additional financing to establish a large scale manufacturing facility. There can be no assurance that the Company will be successful in attracting and retaining experienced personnel or establishing the necessary manufacturing facilities or arrangements that will enable the Company to operate or produce high quality products for sale at competitive prices. The failure to achieve these objectives could have a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

LIMITED MARKETING AND SALES CAPABILITIES

    The Company has limited marketing and sales capabilities. In order to market and sell the Company's products directly or through strategic joint venture arrangements, the Company will need to develop a larger sales force and marketing group with technical expertise, or make appropriate arrangements with joint venture partners. There can be no assurance that such efforts will be successful. In addition, there can be no assurance that the Company will be able to effectively market or sell its products through sales representatives, through arrangements with some other outside sales force, or through strategic partners. See "Business--Business Strategy--Marketing."

NO ASSURANCE OF SUCCESS OF ACQUISITION PROGRAM

    The Company intends, subject to having appropriate financing, to make acquisitions of or from entities that offer other leading edge technologies to utilities. There can be no assurance that any such acquisitions will be made or that, if made, such acquisitions will prove profitable to the Company. See "Use of Proceeds" and "Business--Business Strategy--Acquisitions."

DEPENDENCE ON KEY PERSONNEL

    The Company is heavily dependent upon the active participation of its President, Jonathan M. Charry, Ph.D. In this respect, Dr. Charry has longstanding relationships with representatives within the Power Industry which comprises the major market for the Company's products. Dr. Charry has entered into an employment agreement with the Company for a term expiring in March 1998, and the Company has obtained a key person life insurance policy in the amount of $1 million on the life of Dr. Charry. The loss of the services of Dr. Charry could have a material adverse effect on the Company. In addition, the Company is dependent on the services of its sales and marketing and research and development personnel, consisting of a limited number of persons with highly specialized technical knowledge. The loss of any of such persons could mean a delay in the development and/or marketing of one or more of its proposed or actual products.

    The Company's present management has limited experience in managing a large business. In order to meet its business objectives, it will be necessary for the Company to hire appropriate management personnel, as well as additional scientific and engineering personnel. The Company competes for such persons with other companies, academic institutions, government entities and other organizations, some of which may have substantially greater capital resources and facilities than the Company. There can be no assurance that the Company will be successful in recruiting and retaining such personnel. See "Business-- Employees" and "Management."

CONTROL BY EXISTING STOCKHOLDERS

    Existing stockholders of the Company presently own 1,004,013 shares of Common Stock and options and warrants to purchase an aggregate of 1,654,405 (including warrants issuable upon completion of this Offering) shares of Common Stock. Upon consummation of this Offering, assuming all warrants and options of existing stockholders are exercised (but not the Warrants or the Representative's Warrants), such stockholders will beneficially own 57.1% of the Common Stock. Immediately after the Offering, the existing stockholders will have the ability to elect a majority of the Company's directors and otherwise control the Company. See "Principal Stockholders."

SPECULATIVE NATURE OF THE WARRANTS

    The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of this Prospectus, holders of the Warrants may exercise their right to acquire Common
Stock and pay an exercise price of $         per share [150% of the initial
public offering price per Share], subject to adjustment upon the occurrence of certain dilutive events, until five years after the date of this Prospectus, after which date any unexercised Warrants will expire and have no further value. Moreover, following the completion of the Offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their initial public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise their Warrants. See "Description of Securities--Warrants."

IMMEDIATE SUBSTANTIAL DILUTION

    Purchasers of Securities in this Offering will experience immediate and substantial dilution in the net tangible book value of the shares of Common Stock purchased by them in this Offering. The immediate dilution to purchasers of the Securities offered hereby (assuming a public offering price of $7.50 per Share) will be $4.04, or 53.9%, per share of Common Stock. Additional dilution to future net tangible book value per share may occur upon the exercise of the Warrants, Representative's Warrants, and other options and warrants that are outstanding or will be issued by the Company. The current stockholders of the Company, including the Company's officers and directors, acquired their shares of Common Stock, in most cases, for nominal consideration or for consideration substantially less than the public offering price of the shares of Common Stock included in this Offering. See "Capitalization," "Dilution" and "Certain Transactions."

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

    The Warrant Agreement provides that, commencing thirteen months after the date of this Prospectus, with the consent of the Representative, if the average
closing bid price of the Common Stock equals or exceeds $         per share
[175% of the then exercise price per Warrant] for any twenty trading days within a period of thirty consecutive trading days ending on the fifth trading day prior to the Company's notice of its intent to redeem the Warrants, the Company may redeem all, but not less than all, of the Warrants for $0.05 per Warrant. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise the Warrants after the expiration of the 30-day notice of redemption period. Upon receipt of a notice of redemption, holders would be required to:
(i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the current market price, if any, when they might prefer to hold the Warrants, or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities--Warrants."

POTENTIAL ADVERSE EFFECT OF REPRESENTATIVE'S WARRANTS

    In connection with this Offering, the Company has authorized the issuance of the Representative's Warrants and has reserved 400,000 shares of Common Stock for issuance upon exercise of such warrants (including the Warrants issuable upon exercise of the Representative's Warrants). The Representative's Warrants will entitle the holders thereof to acquire shares of Common Stock and Warrants at an exercise price of 120% of the initial public offering price per share and Warrant, respectively ($9.00 per share assuming an initial public offering price of $7.50 per Share). The Representative's Warrants will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus. For the term of the Representative's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with a resulting dilution in the interest of the other security holders. As long as the Representative's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the holders of the Representative's Warrants may be expected to exercise such warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such warrants. See "Description of Securities."

NO DIVIDENDS

    The Company has never declared or paid dividends, and does not intend to pay any dividends in the foreseeable future on shares of Common Stock. Earnings of the Company, if any, are expected to be retained for use in expanding the Company's business. The payment of dividends is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time. See "Dividend Policy."

NO PUBLIC MARKET FOR THE SECURITIES

    Prior to this Offering there has been no public market for the Common Stock or the Warrants, and there can be no assurance that an active public market for the Securities will develop or be sustained after this Offering. See "Underwriting."

LEGAL RESTRICTIONS ON SALES OF SHARES UNDERLYING THE WARRANTS

    The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. The Warrants may be deprived of value if a current prospectus covering the shares of Common Stock issuable upon the exercise of the Warrants is not kept effective. The Common Stock and the Warrants are separately transferable immediately upon issuance. Purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities--Warrants."

CERTAIN ANTI-TAKEOVER PROVISIONS AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF
  SECURITIES FROM ISSUANCE OF PREFERRED STOCK

    The Company's Certificate of Incorporation and By-laws contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their Common Stock and/or Warrants in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock and Warrants. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a

"business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Securities--Preferred Stock" and "Description of Securities--Anti-Takeover Provisions."

BROAD DISCRETION OVER APPLICATION OF PROCEEDS

    A substantial portion of the net proceeds of this Offering, aggregating approximately $4,152,000 or 33%, has been allocated for working capital and general corporate purposes, including the funding of acquisitions. Accordingly, management of the Company will have broad discretion in determining the manner in which the net proceeds of the Offering are applied. See "Use of Proceeds."

ARBITRARY DETERMINATION OF OFFERING PRICE

    The initial public offering prices of the Securities, as well as the exercise prices of the Warrants and the Representative's Warrants, were determined by negotiations between the Company and the Representative, and should not be regarded as indicative of any future market price of the Securities. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant. However, the public offering price of the Securities and the exercise prices of the Warrants and the Representative's Warrants do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criteria of value. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

    The stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Securities, like the stock prices of many publicly-traded companies, may prove to be highly volatile. Announcements of innovations or new commercial products by the Company or its competitors, developments or disputes concerning proprietary rights, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Securities.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this Offering, the Company will have 3,004,013 shares of Common Stock outstanding (assuming no exercise of warrants or options). All of the 2,000,000 shares of Common Stock being offered hereby will be immediately tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Subject to certain contractual restrictions as described below and the continued effectiveness of the Selling Stockholders' prospectus within this registration statement relating to these shares, an additional 507,500 shares of Common Stock issuable upon exercise of the Private Placement Warrants will be freely tradeable. See "Concurrent Offering." The Selling Stockholders have agreed not to sell any of such securities for a period of three months from the date of this Prospectus and not to sell 137,500 of such securities for a period of nine months from the date of this Prospectus without the prior written consent of the Representative. The 1,004,013 shares of Common Stock issued and outstanding prior to this Offering are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be sold without registration pursuant to such rule at varying times, commencing 90 days from the date hereof. In addition, the Company currently has outstanding options and warrants (not including the Warrants and Private Placement Warrants) to purchase an additional 1,654,405 shares of Common Stock (including certain warrants issuable upon completion of this Offering). All of the officers and directors of the Company and all holders of 1% or more of the issued and outstanding Common Stock and all holders of options, warrants or other securities convertible, exercisable, or exchangeable for 1% or more of the issued and outstanding Common Stock (except as described above) have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of 13 months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative. An appropriate legend shall be marked on the face of the certificates representing all such securities. The Company has granted certain demand and piggyback registration rights to the Representative with respect to the securities issuable upon exercise of the Representative's Warrants. In addition, the Company has also granted certain piggyback registration rights to BWM Investments, an affiliate of Breslow & Walker, LLP, counsel to the Company, and Kalkines, Arky, Zall & Bernstein of which William S. Bernstein, a director of the Company, is a partner, in each case as to 25,000 shares of Common Stock underlying warrants. See "Certain Transactions" and "Legal Matters."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 30,040 shares immediately after this Offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock or the Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. See "Principal Stockholders," "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

POTENTIAL ADVERSE EFFECT OF SUBSTANTIAL SHARES OF COMMON STOCK RESERVED FOR
  ISSUANCE

    The Company has reserved a total of 4,148,248 shares of Common Stock for issuance as follows: (i) 2,000,000 shares for issuance upon exercise of the 2,000,000 Warrants; (ii) 200,000 shares for issuance upon exercise of the Representative's Warrants; (iii) 200,000 shares for issuance upon exercise of the Warrants issuable upon exercise of the Representative's Warrants; (iv) 1,414,915 shares at a weighted average exercise price of $3.44 per share subject to outstanding warrants as of the date of this Prospectus; (v) 83,333 shares issuable upon conversion of outstanding promissory notes totalling $625,000 (assuming an initial public offering price of $7.50 per Share); and (vi) 250,000 shares for issuance pursuant to the 1993 Plan, 239,940 shares of which are issuable at a weighted average exercise price of $4.22 per share upon exercise of stock options outstanding as of the date hereof. The existence of the Warrants, the Representative's Warrants and other options or warrants may adversely affect the Company's ability to consummate future equity financings. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. The exercise and sale of the Common Stock underlying the warrants and options would have a dilutive effect on the Company's stockholders, as well as have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

REPRESENTATIVE'S INFLUENCE ON THE MARKET

    A significant amount of the Securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Representative. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the Securities described in this Prospectus. Such marketmaking activity may be discontinued at any time. The price and liquidity of the Common Stock and the

Warrants may be significantly affected by the degree, if any, of the Representative's participation in such market. See "Description of Securities" and "Underwriting."

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's By-laws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care. See "Management--Indemnification of Directors."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS

    This Prospectus contains certain forward-looking statements regarding, among other items, the Company's expansion strategy. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                              CONCURRENT OFFERING

    The registration statement of which this Prospectus forms a part also includes a prospectus with respect to an offering of 507,500 shares of Common Stock issuable upon exercise of the Private Placement Warrants held by DayStar Partners, L.P., Douglas Lee, The Smith 1987 Family Trust, J. Thomas Bentley, Westminster Associates, Ltd., QPS Bridge, LLC, Anderson, Weinroth & Co., L.P. and Regent Capital Partners, L.P. (collectively, the "Selling Stockholders"), all of which may be sold in the open market, in privately negotiated transactions or otherwise, directly by the Selling Stockholders. The Selling Stockholders have agreed with the Representative not to sell any of such securities for three months from the date of this Prospectus and not to sell 137,500 of such securities prior to nine months from the date of this Prospectus without the consent of the Representative. The Company will not receive any proceeds from the sale of such securities by the Selling Stockholders, although it will receive proceeds from the exercise of the Private Placement Warrants, if any. Expenses of the concurrent offering, other than fees and expenses of counsel to the Selling Stockholders and selling commissions, will be paid by the Company. Sales of such securities by the holders thereof or the potential for such sales may have an adverse effect on the market price of the Securities offered hereby.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Securities offered hereby (assuming an initial public offering price of $7.50 per Share and $.10 per Warrant), after deduction of underwriting discounts and other estimated offering expenses, are estimated to be approximately $12,730,000 ($14,782,000 if the Underwriters' Over-allotment Option is exercised in full). The Company intends to utilize such net proceeds as follows:

                                                               APPROXIMATE       APPROXIMATE
                                                              AMOUNT OF NET   PERCENTAGE OF NET
                                                               PROCEEDS(1)        PROCEEDS
                                                              -------------  -------------------
Development Costs (2).......................................   $ 4,400,000               34%
Marketing and Sales (3).....................................   $ 1,400,000               11%
Repayment of Indebtedness and Payables (4)..................   $ 2,783,000               22%
Working Capital and General Corporate Purposes (5)..........   $ 4,147,000               33%
                                                              -------------             ---
    Total...................................................   $12,730,000              100%
                                                              -------------             ---
                                                              -------------             ---

------------------------

(1) The amount set forth with respect to each purpose represents the Company's current estimate of the approximate amount of the net proceeds that will be used for such purpose. However, the Company reserves the right to change the amount of such net proceeds that will be used for any purpose to the extent that management determines that such change is advisable. Consequently, management of the Company will have broad discretion in determining the manner in which the net proceeds of the Offering are applied. See "Risk Factors--Broad Discretion over Application of Proceeds."

(2) Represents anticipated development costs associated with (i) the Company's efforts to reduce the cost of the system components and installation of the ATQ-100 system, (ii) the Company's development of an air core reactor quieting system, (iii) the Company's development efforts relating to the active magnetic field control and cancellation program, (iv) the Company's obligated expenditures under the joint venture agreement with Prolec-GE, (v) the Company's obligated expenditures under the joint venture agreement with ABB Secheron S.A., and (vi) the Company's efforts to modify the design of the Headset systems for specific industries. See "Business."

(3) Represents anticipated costs associated with the expansion of the Company's marketing and sales activities, including market research, advertising and development of promotional materials related to the Company's current and proposed products. See "Business--Business Strategy--Marketing."

(4) Represents the payment of (i) certain payables of the Company owed to NCT under the NCT Master Agreement, aggregating approximately $200,000, (ii) the Company's notes held by DayStar Partners, L.P. and certain other purchasers, aggregating approximately $458,000 (including accrued interest through June 30, 1997), which notes bear interest at a rate of 15%, and were issued in a private placement by the Company, the proceeds of which were used for working capital purposes, (iii) the Company's notes held by QPS Bridge, LLC and Regent Capital Partners, L.P., aggregating approximately $2,045,000 (including accrued interest through June 30, 1997), which notes bear interest at a rate of 11% and were issued in a private placement by the Company, the proceeds of which were used for general operating purposes including development and marketing efforts and the repayment of certain debt obligations, and (iv) an advance received in 1994 from its stockholder, Environmental Research, Inc. (of which the Chief Executive Officer of the Company is Chairman, President and a 10% stockholder), aggregating $80,000, which amount was used for working capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

(5) Represents funds that may be utilized (i) for working capital and general corporate purposes, (ii) to pay the cash portion of one or more acquisitions that may be effected by the Company, and (iii) to pay the Company's notes that were issued pursuant to a debt financing completed in April 1997, the proceeds of which aggregated $625,000 and were used for working capital purposes, which notes become payable on demand in cash or in shares of Common Stock upon completion of the Offering. The amount to be used for acquisitions may vary considerably based on the number of acquisitions made by the Company as well as the type of transactions used for such acquisitions, and whether the purchase price is paid in cash or securities. The Company has not yet entered into discussions with any potential acquisition candidates, nor are there any understandings with respect to any entities which it may desire to acquire, and there can be no assurance that the Company will consummate any such acquisitions. See "Business--Business Strategy--Acquisitions."

    The Company anticipates, based on current plans and assumptions relating to its operations, that the net proceeds of this Offering, together with net cash from operations, should be sufficient to satisfy the Company's cash requirements for at least 12 months after the date of this Prospectus. Proceeds not immediately required for the purposes described above will be invested in short-term, investment grade, interest bearing government obligations. However, there can be no assurance that the net proceeds of the Offering will satisfy the Company's requirements for any particular period of time. In the event the Company identifies additional acquisition candidates, or if the Company identifies new applications for its technology which require additional internal development efforts, the Company may require additional financing after the use of the net proceeds of the Offering to pursue such opportunities. No assurance can be given that such additional financing will be available when needed on terms acceptable to the Company, if at all. See "Risk Factors--Dependence on Offering; Possible Need for Additional Financing."

                                DIVIDEND POLICY

    The Company has never declared or paid dividends, and does not intend to pay any dividends in the foreseeable future on shares of Common Stock. Earnings of the Company, if any, are expected to be retained for use in expanding the Company's business. The payment of dividends is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time. During 1996, the Company recorded a non-cash dividend of $238,000, reflecting the value attributable to warrants issuable upon the conversion of the preferred stock and the treatment thereof as a dividend.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1997 (i) on an actual basis, (ii) on a pro forma basis to give effect to certain financial events occurring subsequent to March 31, 1997, and (iii) on a pro forma basis as adjusted to give effect to the sale by the Company of the Securities offered hereby (at an assumed initial public offering price of $7.50 per Share and $.10 per Warrant) and the initial application of the estimated net proceeds therefrom.

                                                                                   MARCH 31, 1997
                                                                   ----------------------------------------------
                                                                                                    PRO FORMA
                                                                                                        AS
                                                                      ACTUAL      PRO FORMA(1)    ADJUSTED(1)(2)
                                                                   -------------  -------------  ----------------
Notes payable....................................................  $     883,000  $   2,034,000   $      588,000
                                                                   -------------  -------------  ----------------

Stockholders' equity:
  Preferred stock, par value $.01 per share; 10,000 shares
    authorized, issued 1,325 (actual and pro forma), none issued
    and outstanding (as adjusted)................................      1,059,000      1,059,000         --

  Common stock, par value $.01 per share; 10,000,000 shares
    authorized; issued 699,547 (actual), 739,013 (pro forma),
    3,004,013 (pro forma as adjusted)............................          7,000          7,000           30,000

  Additional paid-in capital.....................................      3,169,000      4,440,000       18,206,000
  Unearned options/warrants(3)...................................       (276,000)      (276,000)        (276,000)
  Accumulated deficit............................................     (5,541,000)    (5,784,000)      (7,207,000)
                                                                   -------------  -------------  ----------------

Total stockholders' equity (deficit).............................  $  (1,582,000) $    (554,000)  $   10,753,000
                                                                   -------------  -------------  ----------------
                                                                   -------------  -------------  ----------------

Total capitalization.............................................  $    (699,000) $   1,480,000   $   11,341,000
                                                                   -------------  -------------  ----------------
                                                                   -------------  -------------  ----------------

------------------------

(1) Adjusted to give pro forma effect to (i) a debt financing, the gross proceeds of which were $2,000,000 and pursuant to which the Company issued $2,000,000 of promissory notes and warrants to purchase an aggregate 240,000 shares of Common Stock, (ii) a private financing pursuant to which the Company issued $290,000 of one-year promissory notes, which notes are convertible into Common Stock at a price per share equal to the initial public offering price per Share, and warrants to purchase an aggregate of 7,733 shares of Common Stock, (iii) the conversion of $200,000 of promissory notes existing at March 31, 1997 into 39,466 shares of Common Stock, (iv) the payment of $151,000 with respect to promissory notes outstanding on March 31, 1997, and (v) the recognition of the expense of $170,000 resulting from the increase in 26,750 shares of Common Stock and warrants to purchase 26,750 shares of Common Stock underlying warrants granted in a private financing, all of which events occurred subsequent to March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) As adjusted to give effect to (i) the sale of the Securities offered hereby (at an assumed initial public offering price of $7.50 per Share and $.10 per Warrant), and initial application of the estimated net proceeds therefrom and (ii) the expense of $1,361,000 relating to the write-off of debt discount and debt issuance cost. Does not give effect to the potential repayment of $625,000 in convertible promissory notes that become payable on demand upon completion of the Offering.

(3) Represents the difference between the exercise price of compensatory stock options and warrants issued, but unvested, to employees of the Company and the fair market value of the Common Stock. See Note B[7] of the Notes to the Financial Statements.

                                    DILUTION

    At March 31, 1997, the Company had a negative net tangible book value of $(2,075,000) or $(2.15) per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. The difference between the offering price per share of Common Stock and the net tangible book value per share after this Offering constitutes the dilution to investors in this Offering. After giving effect to
(i) a bridge financing, the gross proceeds of which were $2,000,000 and pursuant to which the Company issued promissory notes and warrants to purchase an aggregate of 240,000 shares of Common Stock, (ii) a private financing pursuant to which the Company issued $290,000 of one-year promissory notes, which are convertible into Common Stock at a price per share equal to the initial public offering price per Share, and warrants to purchase 7,733 shares of Common Stock,
(iii) the conversion of $200,000 of promissory notes existing at March 31, 1997 into 39,466 shares of Common Stock, (iv) the payment of $151,000 with respect to promissory notes outstanding on March 31, 1997, (v) the expense of $1,361,000 relating to the write-off of debt discount and debt issuance cost, and (vi) the sale of the shares of Common Stock and Warrants offered hereby at an assumed initial public offering price of $7.50 per share and $.10 per Warrant, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company at March 31, 1997 would have been $10,381,000 or $3.46 per share. This represents
an immediate increase in pro forma net tangible book value of $    per share to
the existing stockholders of the Company and an immediate dilution of $4.04 (53.9%) per share to new investors. The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

Assumed initial public offering price per share..............             $    7.50
Negative net tangible book value per share prior to the
  Offering...................................................      (2.15)
Increase per share attributable to the Offering..............       5.61
Pro forma net tangible book value per share after this
  Offering...................................................                  3.46
                                                                          ---------
Dilution to new investors....................................             $    4.04
                                                                          ---------
                                                                          ---------

    In the event the Representative's Over-allotment Option is exercised in full, the pro forma net tangible book value as of March 31, 1997 would have been $12,433,000, or $3.76 per share of Common Stock, which would result in immediate dilution in net tangible book value to new investors of approximately $3.74 per share.

    The following table sets forth as of the date of this Prospectus, with respect to the Company's existing stockholders and new investors, a comparison of the number of shares of Common Stock acquired from the Company (attributing no value to warrants issued in conjunction with the sale of shares), the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

                                                             SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                          -----------------------  --------------------------   PRICE PER
                                                            NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                                          ----------  -----------  -------------  -----------  -----------
Existing Stockholders(1)................................   1,004,013          33%  $   3,213,708          17%   $    3.20
New Investors...........................................   2,000,000          67%     15,200,000          83%   $    7.60
                                                          ----------         ---   -------------         ---
Total...................................................   3,004,013         100%  $  18,413,708         100%
                                                          ----------         ---   -------------         ---
                                                          ----------         ---   -------------         ---

    The above table assumes no exercise of the Representative's Over-allotment Option. If the Representative's Over-allotment Option is exercised in full, new investors will have paid $17,480,000 for 2,300,000 shares of Common Stock, representing 84% of the total consideration for 70% of the total number of shares of Common Stock outstanding. The foregoing also assumes no exercise of outstanding warrants or options. See "Management--Stock Option Plan," "Shares Eligible for Future Sale" and "Underwriting."

    To the extent outstanding options or warrants or subsequently granted options or warrants are exercised, there could be further dilution to new investors. See "Shares Eligible for Future Sale" and "Management--Stock Option Plan."

------------------------

(1) Does not include (i) 1,414,915 shares of Common Stock issuable upon exercise of outstanding warrants (which number includes warrants to purchase 265,000 shares of Common Stock that will be issued upon completion of this Offering and warrants to purchase 133,750 shares of Common Stock that are issuable upon exercise of nominally priced warrants), with a weighted average exercise price of $3.44 per share, (ii) 250,000 shares of Common Stock subject to options available under the 1993 Plan, of which options to purchase an aggregate of 239,490 shares of Common Stock with a weighted average exercise price of $4.22 per share have been granted, and options to purchase 10,510 shares of Common Stock remain available for future grants, and (iii) 83,333 shares of Common Stock issuable upon conversion of currently callable convertible promissory notes in the aggregate amount of $625,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management--Stock Option Plan."

                            SELECTED FINANCIAL DATA

    The balance sheet data as of December 31, 1996 and the income statement data for each of the years in the two years ended December 31, 1996 presented below are derived from the Financial Statements of the Company, which have been audited by Richard A. Eisner and Company, LLP, and are included elsewhere in this Prospectus. The selected financial data for the year ended December 31, 1994, the three month periods ended March 31, 1996 and 1997, and the Balance Sheet Data as of December 31, 1995, and March 31, 1997, were derived from unaudited financial statements of the Company. These financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for this period. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                                                         THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                MARCH 31,
                                               -------------------------------------  ------------------------
                                                  1994         1995         1996         1996         1997
                                               -----------  -----------  -----------  -----------  -----------
STATEMENTS OF OPERATIONS DATA:
Net revenues
    Product sales............................  $         0  $    35,000  $   216,000  $    80,000  $    51,000
    Development funding(1)...................      541,000      315,000            0            0            0
                                               -----------  -----------  -----------  -----------  -----------
    Total revenues...........................      541,000      350,000      216,000       80,000       51,000
                                               -----------  -----------  -----------  -----------  -----------
Costs and expenses
    Cost of sales............................            0       29,000      260,000       66,000       76,000
    Development costs........................      587,000      335,000      187,000       30,000       92,000
    Selling, general and administrative......      893,000      843,000    1,714,000      276,000      418,000
                                               -----------  -----------  -----------  -----------  -----------
Total costs and expenses.....................    1,480,000    1,207,000    2,161,000      372,000      586,000
                                               -----------  -----------  -----------  -----------  -----------
Interest expense.............................            0       17,000      333,000       35,000       89,000
                                               -----------  -----------  -----------  -----------  -----------
Net (loss)...................................     (939,000)    (874,000)  (2,278,000)    (327,000)    (624,000)
Dividend on perferred stock..................                               (238,000)
                                               -----------  -----------  -----------  -----------  -----------
Net (loss) after preferred dividend..........  $  (939,000) $  (874,000) $(2,516,000) $  (327,000) $  (624,000)
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------
Net (loss) per share(2)......................  $      (.69) $      (.62) $     (1.53) $      (.23) $      (.39)
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------
Pro forma weighted average number of common
  shares outstanding(2)......................    1,353,000    1,403,000    1,484,000    1,431,000    1,591,000
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------

                                       DECEMBER 31,                             MARCH 31, 1997
                            -----------------------------------  ---------------------------------------------
                                                                                                 PRO FORMA
                                                                                                AS ADJUSTED
                               1994        1995         1996       ACTUAL     PRO FORMA(3)        (3)(4)
                            ----------  -----------  ----------  -----------  -------------  -----------------
BALANCE SHEET DATA:
Working capital
  (deficiency)............  $ (422,000) $(1,243,000) $ (654,000) $(1,916,000) $    (107,000)   $  10,612,000
Total assets (5)..........     394,000      436,000     463,000      645,000      2,648,000    $  12,119,000
Notes payable.............           0       93,000     511,000      883,000      2,034,000          588,000
Total liabilities.........     589,000    1,273,000   1,543,000    2,227,000      3,202,000        1,366,000
Accumulated deficit.......  (1,527,000)  (2,401,000) (4,917,000)  (5,541,000)    (5,784,000)      (7,207,000)
Stockholders' equity
  (deficiency)............    (195,000)    (837,000) (1,080,000)  (1,582,000)      (554,000)      10,753,000

------------------------

(1) Development funding primarily consists of the direct investment by utilities in the Company's research and development projects.

(2) See Note B of the Notes to the Financial Statements.

(3) Adjusted to give pro forma effect to (i) a debt financing, the gross proceeds of which were $2,000,000 and pursuant to which the Company issued $2,000,000 of promissory notes and warrants to purchase an aggregate 240,000 shares of Common Stock, which resulted in an original issue discount to the notes of $856,000, (ii) a private financing pursuant to which the Company issued $290,000 of one-year promissory notes, which notes are convertible into Common Stock at a price per share equal to the initial public offering price per Share, and warrants to purchase an aggregate of 7,733 shares of Common Stock, which resulted in an original issue discount to the notes of $18,000, (iii) the conversion of $200,000 of promissory notes existing at March 31, 1997 into 39,466 shares of Common Stock, (iv) the payment of $136,000 to NCT for amounts owing, (v) the payment of $151,000 with respect to promissory notes outstanding on March 31, 1997, and (vi) the recognition of the expense of $170,000 resulting from the increase in 26,750 shares of Common Stock and warrants to purchase 26,750 shares of Common Stock underlying warrants granted in a private financing, all of which events occurred subsequent to March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) As adjusted to give effect to (i) the sale of the Securities offered hereby (at an assumed initial public offering price of $7.50 per Share and $.10 per Warrant), and initial application of the estimated net proceeds therefrom, and (ii) the expense of $1,361,000 relating to the write-off of debt discount and debt issuance costs. Does not give effect to the potential repayment of $625,000 in convertible promissory notes that become payable on demand upon completion of the Offering. See "Use of Proceeds."

(5) Includes technology rights. As of March 31, 1997, the balance of such rights was $313,000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    QuietPower was incorporated in May 1992 and, to date, has devoted substantially all of its resources to product and market development. In 1992, the Company's activities consisted primarily of providing engineering design services to industrial companies regarding the potential use of active noise and vibration control. In May 1993, the Company entered into a series of marketing agreements with NCT setting forth QuietPower's rights to market NCT's active noise and vibration control products. In addition, during 1993, the Company, in conjunction with NCT, focused on electric utility-funded projects, with respect to active transformer quieting systems, Headsets and active diesel generating quieting systems. In general, with respect to these projects, QuietPower provided technical expertise and services, NCT provided technical expertise and services and technology rights and the utilities provided funding and design specifications for each product. Funding provided by the utilities was recognized as development revenues by the Company.

    In October 1994, the Company entered into the Distributor Agreement with NCT with respect to the proposed Headset products. Throughout the year, utility-funded projects continued and expanded, and the Company determined to focus its primary development efforts on transformer quieting systems and Headsets. In March 1995, QuietPower entered into the NCT Master Agreement, which superseded the marketing agreements executed in May 1993, and provide, together with the Distributor Agreement, the basis for the Company's current rights to NCT's technology. During 1995, the Company completed its transformer quieting system development projects. In the fourth quarter of 1995, QuietPower commenced installation of its first ATQ-100 transformer quieting system at Public Service Company of Colorado and commenced initial marketing of generic Headsets for evaluation purposes. In addition, during 1995, feasibility studies regarding failure diagnostic and condition monitoring commenced in conjunction with GE and Baltimore Gas & Electric Company.

    In 1996, the Company completed installation of its ATQ-100 system at Public Service Company of Colorado and upgraded its prototype system at Commonwealth Edison into a commercial ATQ-100 system. Marketing efforts, which were constrained by lack of capital resources, focused on developing market familiarity with the ATQ-100 by means of exhibitions at industry conferences and seminars and development of brochures and videos. During the year, based upon feedback from potential utility customers, the Company commenced its current effort to further reduce the cost of the system components and installation of the ATQ-100. The Company also continued to market Headsets for evaluation purposes. Based upon customer response, the Company determined that engineering modifications would be necessary to tailor Headsets to the needs of each specific industry (e.g. the Power Industry or the railroad, oil and gas, mining and pulp and paper industries). In addition, the Company entered into its Joint Venture Agreements with ABB Secheron S.A. with regard to developing and marketing the ATQ-100 system in Europe and with Prolec-GE with regard to developing and marketing failure diagnostic condition monitoring products world-wide.

    Currently, the Company is marketing the ATQ-100 to a number of utilities, which have proposed purchases under consideration. In view of the cost reductions already effected and anticipated to be effected, the sales price of the ATQ-100 has been lowered by the Company. As a result, the Company expects that the gross profit relating to sales of the ATQ-100 system in the early part of 1997 shall be nominal, but will increase over the course of the year as further anticipated cost reduction measures are effected. With respect to Headsets, QuietPower has recently completed development of a system specifically designed for the railroad industry, which Headset unit is currently under consideration for purchase by several large railroad companies. In addition, modification efforts toward a Power Industry specific Headset are substantially complete. The Company is currently in discussions with representatives of other target industries for which it plans to modify the Headsets, as to the specific needs of each industry. QuietPower is also continuing development work on its failure diagnostic condition monitoring system in conjunction with Prolec-GE, an air core reactor quieting system and an active magnetic field cancellation system. Finally, the Company anticipates that it will expand its product offering by means of acquiring specific complementary technologies, products or companies.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1996

    NET REVENUES--PRODUCT SALES. Product sales decreased $29,000 during the three months ended March 31, 1997 from $80,000 for the three months ended March 31, 1996 compared to $51,000 for the three months ended March 31, 1997. Product sales totaling $80,000 for the quarter ended March 31, 1996 were from the installation of the ATQ-100 system at Public Service Company of Colorado and a number of small orders of generic communications Headsets for evaluation purposes. Product sales totaling $51,000 for the first quarter of 1997 were from post-installation services relating to the ATQ-100 system installed at Commonwealth Edison the design and fabrication of an ATQ-100 system sold to Sydkraft AB, a Swedish utility, for which installation is anticipated later in 1997, and continued evaluation sales of Headsets. The Company recognizes product sale revenues with respect to the ATQ-100 system under the percentage of completion method. In the first quarter of 1997, the Company granted an early adoption discount in product sales price to Sydkraft AB for being the first purchaser of the ATQ-100 system in Europe.

    COST OF SALES. Cost of sales increased $10,000 for the three months ended March 31, 1997 from $66,000 for the three months ended March 31, 1996 compared to $76,000 in the three months ended March 31, 1997. These costs relate to the product sales of ATQ-100 and the Headsets.

    DEVELOPMENT COSTS. Development costs increased $62,000 for the three months ended March 31, 1997 from $30,000 for the three months ended March 31, 1996 compared to $92,000 for the three months ended March 31, 1997. Development costs for the first quarter of 1996 resulted from the Company's efforts toward product optimization and cost reduction of the transformer quieting system. Development costs in the first quarter of 1997 resulted from the Company's ongoing efforts for product optimization and cost reduction of the transformer quieting system and for costs associated with the Company's development efforts for its failure diagnostic and condition monitoring products.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $142,000 for the three months ended March 31, 1997 from $276,000 for the three months ended March 31, 1996 compared to $418,000 for the three months ended March 31, 1997. This increase is primarily attributable to expansion of the Company's selling and marketing efforts, including increases in the production of marketing materials, the supply of evaluation Headset units to potential customers and general overhead related to marketing efforts.

    INTEREST EXPENSE. Interest expense increased $54,000 from $35,000 for the three months ended March 31, 1996 compared to $89,000 for the three months ended March 31, 1997. This increase reflects the substantial increase in indebtedness of the Company, and reflects the cost assigned to warrants issued with debt as additional interest expense. For the three months ended March 31, 1996, there was no interest expense related to the amortization of debt discount as compared to $58,000 of interest expense related to the amortization of debt discount for the first quarter of 1997.

    With respect to debt financings, in May 1996 the Company raised $535,000, in the first quarter of 1997, the Company raised $335,000 of debt and in April 1997, the Company raised $2,290,000 of debt. To account for the imputed interest related to the warrants attached to the $535,000 debt, the principal amount of the notes was discounted by $168,000 as of March 31, 1997. With respect to the warrants attached to the $335,000 of debt, the principal amount of the notes was discounted by $19,000 as of March 31, 1997. Finally, with respect to the $2,290,000 of debt, the principal amount of the notes was discounted by $874,000 as of the date of issuance. The Company will realize these discounted amounts as interest expense over the period April 1, 1997 through the earlier of the effective date of the Offering or April 17, 1998. See "Liquidity and Capital Resources."

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET REVENUES--DEVELOPMENT FUNDING. Development funding decreased $315,000 in the year ended December 31, 1996 from $315,000 in the year ended December 31, 1995 compared to $0 in 1996. Development funding was recognized in 1995 from the completion of two funded projects and one funded study. Final utility transformer projects funded by Jersey Central Power & Light and Commonwealth Edison were completed in April and August 1995, respectively, and the feasibility study for failure diagnostics and condition monitoring funded by Baltimore Gas & Electric Company was completed in December 1995. In 1996, the Company determined not to seek such utility funding in view of its transition in focus to commercial introduction of product and, therefore, recognized no development revenues.

    NET REVENUES--PRODUCT SALES. Product sales increased $181,000 in the year ended December 31, 1996 from $35,000 in the year ended December 31, 1995 compared to $216,000 in 1996. Product sales totaling $35,000 in 1995 were from the initiation of the ATQ-100 installation at Public Service Company of Colorado and a number of small orders of generic communications Headsets for evaluation purposes. Product sales totaling $216,000 in 1996 include revenues from the installation of the ATQ-100 at Public Service Company of Colorado, the upgrade of a prototype system to the ATQ-100 system at Commonwealth Edison and continued evaluation sales of the Headsets.

    DEVELOPMENT COSTS. Development costs decreased $148,000 in the year ended December 31, 1996 from $335,000 in the year ended December 31, 1995 compared to $187,000 in 1996. Development costs in 1995 included the Company's contributions to utility funded development projects, which varied in amount depending upon the scope of the project and the amount of utility contributions. Development costs in 1996 resulted from the Company's efforts for product optimization and cost reduction of the transformer quieting system, and initial development efforts for the European market.

    COST OF SALES. Cost of sales increased $231,000 in the year ended December 31, 1996 from $29,000 in the year ended December 31, 1995 compared to $260,000 in 1996. These costs relate to the product sales of the ATQ-100 and the Headsets. This increase is principally due to the increase in product sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $871,000 in the year ended December 31, 1996 from $843,000 in the year ended December 31, 1995 compared to $1,714,000 in 1996. This increase is primarily the result of an increase of $374,000 reflecting the cost assigned to stock options and warrants issued in exchange for services. Other increases related to the Company's activities to bring more of its technical capabilities in-house and to bring its commercial products to market. Specifically, salaries and staff related costs increased by $181,000 which was the result of hiring additional staff, pay increases, and the allocation of costs related to the assignment of staff to sales activities. Market development expenditures increased by $112,000 and reflected the creation of marketing materials, participation at trade conferences and exhibitions, increased travel expenditures, and the supply of evaluation Headset units to potential customers.

    INTEREST EXPENSE. Interest expense increased $316,000 in the year ended December 31, 1996 from $17,000 in the year ended December 31, 1995 compared to $333,000 in 1996. This increase reflects the substantial increase in indebtedness of the Company, and reflects the cost assigned to warrants issued with debt as additional interest expense. For 1995, there was no interest expense related to the amortization of debt discount as compared to $138,000 of interest expense related to the amortization of debt discount for 1996. See "Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

    As of March 31, 1997, the Company had a working capital deficit of $1,916,000 and a stockholders' deficit of $1,582,000, as compared to a working capital deficit of $654,000 and a stockholders' deficit of $1,080,000 at December 31, 1996. The Company has to date financed its operations through development projects funded by electric utilities, direct equity and debt financings, and a limited amount of commercial sales.

    Net cash used in operating activities was $261,000 for the three months ended March 31, 1997 as compared to $214,000 for the three months ended March 31, 1996. The increase in cash used in operations is primarily the result of the increase in the net loss of the Company of $297,000 reduced by $49,000 to reflect the increase in non-cash expenditures and $175,000 to reflect changes in accounts payable and accrued expenses. Net cash used in investing activities was $32,000 for the three months ended March 31, 1997 as compared to $6,000 for the three months ended March 31, 1996. The increase was primarily attributable to the payment to NCT of a portion of the amounts owed by the Company under the NCT Master Agreement. Net cash provided by financing activities was $293,000 for the three months ended March 31, 1997 as compared to $200,000 for the three month period ended March 31, 1996. The increase was primarily attributable to one private financing during the first quarter of 1997, the proceeds of which were used to fund its operating activities. At March 31, 1997 the Company had cash of $6,000.

    Net cash used in operating activities was $1,604,000 for the year ended December 31, 1996 as compared to $385,000 for the year ended December 31, 1995. The increase in cash used in operations is primarily the result of the increase in the net loss of the Company of $1,404,000, (i) reduced by $628,000 to reflect the increase in non-cash expenditures, (ii) increased to reflect net changes in accounts receivable of $223,000, and (iii) increased to reflect changes in accounts payable and accrued expenses of $202,000. Net cash used in investing activities was $190,000 for the year ended December 31, 1996, as compared to $7,000 for the year ended December 31, 1995. The increase in cash used in investing activities was primarily attributable to the payment to NCT of a portion of the amounts owed by the Company under the NCT Master Agreement. Net cash provided by financing activities was $1,780,000 for the year ended December 31, 1996 as compared to $290,000 for the year ended December 31, 1995. The increase in cash provided by financing activities is primarily attributable to two private financings of the Company, the proceeds of which were used to fund its operating activities. At December 31, 1996, the Company had cash of $6,000.

    Since inception, the Company has received an aggregate of $1,189,000 from seven electric utilities for the purpose of developing the Company's active noise and vibration control technology. Project fees were received as follows:

YEAR                                                                              PROJECT FEES
--------------------------------------------------------------------------------  ------------
1992............................................................................  $      9,000
1993............................................................................       515,000
1994............................................................................       532,000
1995............................................................................       133,000
1996............................................................................             0
                                                                                  ------------
                                                                                  $  1,189,000
                                                                                  ------------
                                                                                  ------------

    The Company also received project funding from utilities of $10,000 and $174,000 in 1994 and 1995, respectively, for developing its failure diagnostic and condition monitoring technology. Typically, the agreements with utilities provide for a return on the above funded amounts through royalties to be paid on future product sales, which royalties could total up to $2.2 million. The Company did not seek project funding in 1996.

    In 1992, through a private placement of its Common Stock, the Company issued an aggregate of 130,000 shares at a price of $2.50 per share, for which it received gross proceeds of $325,000. In 1993, through a private placement of its Common Stock, the Company issued an aggregate of 30,000 shares also at a price of $2.50 per share, for which it received gross proceeds of $75,000.

    In January 1994, through a private placement of its Common Stock, the Company issued an aggregate of 20,000 shares at a price of $2.50 per share, for which it received gross proceeds of $50,000. In November 1994, the Company completed a private placement of 97,366 shares of Common Stock at a price of $8.77 per share, for which it received gross proceeds of $853,900.

    In July and August 1995, the Company raised gross proceeds of $75,000 in exchange for 18,750 shares of Common Stock and warrants for the purchase of 18,750 shares of Common Stock at an exercise price of $6.00 per share. Also, in July of 1995, the Company raised gross proceeds of $25,000 through an offering of debt with warrants attached. The debt was evidenced by a promissory note bearing an interest rate of 6% per annum with a due date of January 27, 1996. The principal and interest were converted into 7,523 shares of Common Stock in April 1997. The warrants are for the purchase of 6,250 shares of Common Stock at an exercise price of $6.00 per share.

    In October 1995, the Company raised gross proceeds of $100,000 in exchange for 14,706 shares of Common Stock and warrants for the purchase of 14,706 shares of Common Stock at an exercise price of $6.80 per share.

    In November 1995 and January 1996, in exchange for a promissory note with interest in the form of warrants, the Company raised gross proceeds of $88,000. The transaction also provided for additional warrants to be issued if the term of the loan was extended beyond March 31, 1996. Final payment of the note occurred in October 1996 at which time warrants were issued for the purchase of 45,000 shares of Common Stock at an exercise price of $2.50.

    In February 1996, the Company raised gross proceeds of $68,000 in exchange for 10,000 shares of Common Stock and warrants for the purchase of 10,000 shares of Common Stock at an exercise price of $6.80 per share.

    In April 1996, the Company raised gross proceeds of $25,000 through an offering of debt with warrants attached. The debt was evidenced by a promissory note bearing an interest rate of 12% per annum. The warrants are for the purchase of 3,676 shares of Common Stock at an exercise price of $3.625 per share. Principal and interest of the note were repaid in September 1996.

    In March and April 1996, the Company raised gross proceeds of $175,000 through four debt with warrant issuances. All issuances were evidenced by convertible promissory notes bearing interest rates at 12% with terms ranging from September through October 1996. The principal and interest were converted into 31,943 shares of Common Stock in April 1997. The warrants are for the purchase of 21,176 and 2,500 shares of Common Stock at exercise prices of $3.625 and $6.80 per share, respectively.

    In May 1996, the Company raised $535,000 through a debt financing with DayStar Partners, L.P., a venture capital firm, and certain other purchasers (the "May 1996 Financing"). This debt is evidenced by notes which provide for the repayment of the principal and interest at the earlier of an initial public offering or in four quarterly installments commencing in February 1997. Accordingly, this debt is repayable upon consummation of this Offering and the Company intends to use a portion of the proceeds of this Offering for that purpose. Substantially all of the Company's assets secure repayment of this loan. Through November 24, 1996 the notes bore interest at the annual rate of 12%, and 15% thereafter. By a letter agreement dated April 9, 1997, it was agreed that a quarterly installment of $133,750 would be paid in April 1997, with the remaining principal due on the earlier of the consummation of the Offering or January 15, 1998, and that the notes would continue to bear interest at the rate of 15%. The terms of the transaction also provided that warrants exercisable at $.01 per share to purchase 133,750 shares of Common Stock and warrants to purchase 133,750 shares of Common Stock, at a per share exercise price equal to that of any warrants offered in an initial public offering of the Company's securities, be issued.

    In December 1996, the Company completed a private placement of 1,325 shares of Series A Convertible Preferred Stock, at a price of $1,000 per share, for which it received gross proceeds of $1,325,000. Each share of Series A Convertible Preferred Stock shall automatically convert upon the completion of this Offering into 200 shares of Common Stock and warrants to purchase 200 shares of Common Stock at a per share price of $2.50. The holders of the Series A Convertible Preferred Stock were guaranteed a 35% annual rate of return on their investment, through the completion of the Company's initial public offering. In this connection, to the extent such holders do not realize a 35% rate of return on their investment upon completion of this Offering, they shall receive additional shares of Common Stock. In addition, subject to the Representative's consent, such holders shall have the right to purchase a portion of the Securities (but in no event more than 10% of the Securities), such that each holder shall maintain its percentage interest in the Company.

    In April 1997, the Company raised $2,000,000 through a debt financing with QPS Bridge, LLC and Regent Capital Management, L.P. This debt is evidenced by notes which bear interest at the annual rate of 11% and provide for repayment of the principal and interest at the earlier to occur of one or a series of public and/or private offerings of securities of the Company or any sale assets, merger, recapitalization or other capital transactions with aggregate gross proceeds to the Company of not less than $4,000,000 or April 17, 1998. Accordingly, this debt is repayable upon consummation of this Offering and the Company intends to use a portion of the proceeds of this Offering for that purpose. Substantially all of the Company's assets secure repayment of this loan, subordinate to the repayment of the May 1996 Financing. The terms of the transaction also provided that warrants to purchase 240,000 shares of Common Stock, at an exercise price equal to the lesser of $3.75 or one-half of the price per share of Common Stock offered to the public in an initial public offering of the Company's securities, be issued.

    In April 1997, the Company also raised gross proceeds aggregating $625,000 through an offering of debt with warrants attached. The debt was evidenced by promissory notes bearing an interest rate of 10% per annum. The warrants are for the purchase of a total of 16,667 shares of Common Stock, at an exercise price per share equal to the lower of $6.00 or one-half of the price per share of Common Stock offered to the public in an initial public offering of the Company's securities.

    The Company believes that the net proceeds from the Offering, together with net cash from operations, should be sufficient to satisfy the Company's cash requirements for at least 12 months from the date of this Prospectus.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

    The Financial Accounting Standards Board has issued Statement No. 123 "Accounting and Disclosure of Stock-Based Compensation" ("SFAS 123") in October 1995, which is effective for 1996. SFAS 123 requires companies to estimate the fair value of common stock, stock options or other equity instruments ("Equity Instruments") issued to employees, using pricing models which take into account various factors, such as the current price of the common stock, volatility and the expected life of the Equity Instrument. SFAS 123 permits companies to elect either to provide pro forma note disclosure or adjust operating results for the amortization of the estimated value of the Equity Instrument as compensation expense over the vesting period of the Equity Instrument. The Company has elected to provide pro forma note disclosure, which appears in its financial statements for the year ended December 31, 1996, and therefore, the adoption of SFAS 123 has no effect on the Company's financial position or results of operations. See Note H of the Notes to the Financial Statements.

NET OPERATING LOSS CARRYFORWARDS

    The Company has net operating loss carryforwards of approximately $4,340,000 which commence expiring in the year 2007. The amount of net operating loss carryforward that can be used in any one year will be limited by the applicable tax laws which are in effect at the time such carryforward can be utilized. As a result of ownership changes resulting from recent sales of equity securities, the Company's ability to use the loss carryforwards may be subject to limitations as defined in Section 382 of the Internal Revenue Code of 1986, as amended. Pursuant to Section 382, the change in ownership resulting from the Offering and any other future sale of stock may limit utilization of future losses in any one year. The annual limitation and the timing of attaining profitability may result in the expiration of net operating loss carryforwards before utilization.

                                    BUSINESS

GENERAL

    QuietPower Systems, Inc. ("QuietPower" or the "Company") is engaged in the development, commercialization and marketing of products utilizing two acoustically based technologies: (i) active noise and vibration control and (ii) failure diagnostic and condition monitoring. The Company's active noise and vibration control technology uses equal but opposite noise signals to reduce or cancel noise emissions. QuietPower has used the active noise and vibration control technology to develop its initial commercial products, including the ATQ-100, a transformer quieting system which reduces the sound emanating from electric power distribution transformers. The Company has also commenced marketing its communication headset systems ("Headsets"), which reduce noise and enhance communications in high noise industrial environments. QuietPower is currently engaged in a joint venture with ABB Secheron S.A., an indirect wholly-owned subsidiary of ABB Asea Brown Boveri Limited ("ABB"), for the purpose of developing and marketing the ATQ-100 in the European market. The Company's failure diagnostic and condition monitoring technology is to be utilized to detect sound emissions that signal imminent equipment failure. QuietPower is engaged in a joint venture with Prolec-GE, de S. de R.L. de C.V. ("Prolec-GE"), a joint venture between the General Electric Company ("GE") and Prolec S.A. de C.V., for the purpose of developing a failure diagnostic and condition monitoring line of products for use with transformers and other substation equipment. The primary market for the Company's current and proposed products is the worldwide electric utility (power generation, transmission and distribution) and supply industries (the "Power Industry").

    The Company has entered into a world-wide exclusive manufacturing, marketing and distribution agreement with Noise Cancellation Technologies, Inc. ("NCT"). This agreement covers all of NCT's proprietary active noise and vibration control technology and products relating to the Power Industry and grants the Company world-wide exclusive rights within the Power Industry. The ATQ-100 and the Headsets utilize the active noise and vibration control technology to electronically reduce noise and vibration. Software-based algorithms, used in conjunction with certain controlling, sensing and actuating hardware components, act together as a digital signal processor to analyze noise emissions and produce equal and opposite noise signals. When the two signals meet, the noise is reduced or canceled. The Company's proposed failure diagnostic and condition monitoring systems will also utilize digital signal-based technology.

    The Company's principal operating strategy is to develop and position products that take advantage of opportunities arising from the significant and ongoing changes in the Power Industry. The Power Industry is a multibillion dollar capital-intensive industry. The Company anticipates that the current move toward deregulation in the North American and European electric utility industries will increase market demand for companies which offer products that reduce utilities' operating costs, enhance equipment efficiency and flexibility and extend the expected useful lives of fixed assets. In addition to the Power Industry, QuietPower plans to market its products to other capital-intensive markets. To date, the Company has commenced marketing its Headsets to the railroad and communication industries. The Company also intends to employ a growth strategy pursuant to which it will identify and develop additional products related to its core technologies and products. In this respect, it has recently commenced development efforts on its active magnetic field control and cancellation technology, which functions similarly to the active noise and vibration control technology. The Company also intends to acquire outside synergistic or alternative technologies and products.

THE POWER INDUSTRY MARKET

    Within the Power Industry, electric utilities represent the largest potential market for transformer quieting systems, failure diagnostic and condition monitoring systems, air core reactor quieting systems and active magnetic field control and cancellation systems. Among the roughly 3,100 electric companies in

North America, 244 are investor-owned utilities ("IOU's"). These utilities have been specifically targeted by QuietPower because revenues from these 244 utilities represent an estimated 79% of all electric power sales. In addition, these IOU's have assets totalling an estimated $585 billion and operating revenues of an estimated $177 billion, making it one of the largest industry segments in North America. Electric utility operations are also very capital-intensive; of these utilities' $585 billion in assets, approximately $408 billion represent fixed assets. Between 1966 and 1991, an estimated 192,000 power transformers were shipped to purchasers.

    The change in the North American electric utility sector of the Power Industry has been substantial in the last decade. Historically, utilities have operated in a highly regulated environment, with the impact of major capital expenditures on billable rates being subject to regulatory oversight. Competition was significantly lacking in this environment. Over the past several years, a major nationwide trend toward deregulation of electric utilities was initiated, and is currently progressing at various rates across the United States. The effect of deregulation is to encourage the commencement of competition. In response, utilities have been downsizing and focusing on increased productivity and operating cost reductions. In addition, the Company believes that competitive considerations will cause electric utilities to adopt positive public relation and good neighbor policies, such as reducing the sound levels of noisy transformers. The Company believes that the current changes provide significant opportunities for companies like QuietPower which offer products that reduce utilities' operating costs, enhance equipment efficiency and flexibility, extend expected useful lives of valuable fixed assets and provide positive public relations impressions.

    In addition, as environmental consciousness is raised throughout the country, the Company believes that local governments may seek to further curb noise pollution and increase the stringency of existing noise regulations. This would have the effect of increasing demand for noise quieting products, such as those of the Company, although there can be no assurance with respect thereto. See "Governmental Regulation."

    Europe represents another significant potential market for the Company's products. The overall European power generation and power consumption markets for 1995 were 48% and 78%, respectively, of the United States market. Deregulation, and the concomitant concern about competition, is also beginning to take place in some European Union countries. A European Union directive adopted in 1996 sets out a framework for the deregulation of the electricity market in member countries beginning in 1998. It is up to each member of the Union to determine how detailed implementation of the directive should be handled. Generally, the framework provides for the independent operation of utilities' transmission assets so as to open access to independent suppliers of power. In addition the framework also proposes mechanisms for power sales to retail customers. Member countries of the European Union include Great Britain, France, Italy, Germany, Spain, Portugal, Belgium and Austria. The larger integrated electric utilities in Switzerland (not a member of the European Union) are in the process of unbundling their services and some distribution companies have been sold to private entities.

    The Company intends to market its products in industrialized international markets. The Company's competitiveness in overseas markets may be negatively impacted if there is a significant increase in the value of the dollar against the currencies of the other countries in which the Company does business. Further, the laws of certain foreign countries may not protect the Company's proprietary rights to the same extent as the laws of the United States. See "Risk Factors--Risk of International Operations."

BUSINESS STRATEGY

    The Company's principal operating strategy is to develop and position products that take advantage of opportunities arising from the significant and ongoing changes in the Power Industry. The Company believes that the current move toward deregulation in the Power Industry will put a priority on finding ways to succeed in a soon-to-be highly competitive environment. In addition to the Power Industry,

QuietPower anticipates, where appropriate, to market products to other capital-intensive industries (e.g., the railroad and mining industries), which is the Company's current marketing strategy with respect to the Headsets.

    The Company has identified two sources of potential growth in addition to sales of its current and proposed products, which sources will be the focus of its middle to long-term operating strategy. One source of growth involves the identification and internal development of additional products related to the Company's core technologies and markets. The second contemplates the acquisition of outside technologies and products through the purchase of ongoing businesses so as to add function to existing products or broaden product lines for QuietPower's target markets. The Company believes that these strategies will (i) help achieve long-term revenue growth, (ii) through the acquisition of synergistic or alternative technologies, enable the Company to broaden its technology base and therefore be less dependent on a small number of technologies, and (iii) add other products and services to its current products and allow the Company to be viewed by utilities as a full service provider of technology solutions.

    NEW APPLICATIONS. Internal development involves the identification of new applications within the Company's targeted industry markets using active noise and vibration control technology, failure diagnostic and condition monitoring technology and active magnetic field control and cancellation technology. The Company may seek to conduct such development with joint venture partners or through utility funded projects. With respect to development efforts covered by the NCT Master Agreement, the Company is entitled to receive either direct ownership of or exclusive or non-exclusive licenses for any new products developed.

    ACQUISITIONS. The acquisition of outside technologies and products may be effected by acquiring specific technology rights, acquiring products or product lines, or acquiring an entity (through stock or asset purchases) that possesses desired assets. The acquisition of technology rights may, in appropriate cases, be effected through exclusive, or non-exclusive, licensing. QuietPower's current expansion strategy involves identifying and obtaining the rights to technologies and products which the Company believes would complement its products, expand market reach, and/or provide some degree of added control over the delivery of products into the marketplace. Complementary technologies would be those that can be used by the Company's targeted markets to enhance performance and/or reliability of their equipment base. QuietPower's expertise and extensive knowledge of the Power Industry will be utilized to identify and make appropriate acquisitions. The Company has not yet entered into discussions with any companies, nor are there any understandings with respect to any companies which it may wish to acquire. The Company intends to use a portion of the net proceeds of this Offering in furtherance of this acquisition strategy. See "Use of Proceeds."

    MARKETING. The Company believes that utilities look to its products for a variety of reasons. Compliance with environmental noise ordinances is one of several important components to the market acceptance of the Company's active noise and vibration control-based products. Other factors include the Power Industry's desire to improve relations with its customer base, to create stronger customer loyalty, and to reduce potential litigation by becoming more sensitive to environmental issues affecting the community, such as noise. Given new concerns regarding competition, products that enhance productivity may be viewed by utilities as an important step towards improving their competitive stance. Therefore, QuietPower's promotional efforts attempt to show potential customers that the Company's products offer operational efficiency, maintenance solutions and facilitated safety communications.

    Historically, the Company has focused its attention almost exclusively on the North American marketplace due to practical, logistical and cost concerns. The Company believes that its recent execution of the joint venture agreement with Prolec-GE (the "GE-JV Agreement") will assist it in gaining access to a large section of the North American Power Industry market. More recently the Company has sought to establish additional marketing alliances in Europe with both manufacturers of substation equipment as well as end-user utilities. The Company believes that the joint venture agreement with ABB Secheron S.A.

(the "ABB JV Agreement") will provide QuietPower with a means of penetrating the European market. Currently, the Company is in discussions with several additional European companies to establish development and marketing partners in Europe in connection with both air core reactor quieting and active magnetic field cancellation technology. See "Joint Venture Agreements."

    With respect to the Headset product, its initial commercialization meant the introduction of QuietPower's first product that was ready for commercial sale. The Company has also identified industries outside the Power Industry where the need for worker communication in high noise environments is important. Marketing efforts to date have relied heavily on the railroad industry, but have also included the Power Industry, the armed forces, the paper and pulp industry, the oil and gas industry and the mining industry. Based upon customer feedback, the Company is modifying the Headsets to make them industry specific.

    In order to develop product awareness, the Company has published articles for industry trade and technical journals, and attempts to receive press coverage in industry trade journals. QuietPower's technical staff have presented papers at utility sponsored conferences, trade shows and meetings. In addition, the Company has developed video tapes showing industry relevant technology applications, and prepared case studies and specification sheets. QuietPower has also involved electric utilities in all stages of development and commercialization for various product market segments. Several large utility companies have invested funding in QuietPower's work, and served as test sites for the technology under development. See "Utility Funded Development Projects."

ACTIVE NOISE CONTROL TECHNOLOGY AND PRODUCTS

    Active noise and vibration control technology reduces noise and vibration, which manifest themselves as wave forms, through the process known as "destructive interference." The source noise signal is measured, analyzed and canceled, using digital signal processing based algorithms, in conjunction with controlling, sensing (e.g., microphones) and actuating hardware components (e.g., resonant acoustic devices, piezo ceramics or speakers). The noise wave characteristics (or vibration characteristics when it travels through a solid substance) are analyzed by the active noise and vibration control algorithms, and an equal and opposite (180 degrees out of phase) noise signal is generated through the actuating hardware to cancel the source signal. Active noise reduction can be used for airborne acoustic signals, vibration in solid structures and vibration in fluids.

    The active noise and vibration control technology can be utilized for a wide range of applications. The Company is currently marketing two of its products, the transformer quieting systems and Headsets, to the Power Industry, and believes that one of its potential products, the air core reactor quieting systems, is marketable to this industry as well. In addition, the Company is currently marketing the Headsets to other capital-intensive industries.

    TRANSFORMER NOISE QUIETING. Utilities generate electricity at various locations around the country. This electricity must be sent from a power generating plant to the electrical utility customers. To accomplish this, utilities transmit the electricity at extremely high voltages through power lines to various distribution points called substations. At these substations, utilities place "distribution transformers" to convert, or step down, the high voltage transmissions, which can be in the hundreds of kilovolts, to a safe and useable voltage. These distribution transformers, with ratings from .5 million-volt-amperes ("MVA") to over 100 MVA, operate in fundamentally the same way. Inside each transformer is a magnetic core, surrounded by high and low voltage windings. The magnetic field created in the core causes the core and windings to vibrate in relation to the AC line frequency. These vibrations correspond to twice the line frequency and its multiple harmonics. North American transformers use a line frequency of 60 Hertz ("Hz"), thus the vibration produced is at multiples, or harmonics of, this line frequency (i.e., 240 Hz, 360 Hz, etc...). This vibration is transmitted to the outside surface of the unit and is radiated out into the substation and surrounding neighborhood in the form of tonal noise. Due to their low frequency, these tones carry for extended distances. Although there are similarities in the general noise characteristics of transformers, sound levels from each transformer will vary depending on a given transformer's structural geometry, as well as the load that it is carrying at any given time. The ATQ-100 transformer quieting system continuously measures and analyzes each of these readings and adjusts its opposing noise signals to achieve optimal sound cancellation.

    Utilities may seek to quiet transformers for a variety of reasons, including the reduction of noise complaints from neighboring properties and to comply with noise ordinances that may exist. See "Business Strategy--Marketing" and "Governmental Regulation." Traditional passive quieting solutions for existing transformers require the construction of barrier walls around the unit. However, low frequency tones produced by transformers not only travel greater distances than high frequency tones, but are more difficult to block with a barrier wall. Since low frequency sound waves can travel through and refract around barrier walls, these walls must be built according to rigorous specifications that can result in significant installation costs. Barrier walls can also interfere with overhead buswork, obstruct the maintenance of transformers and cause heat to build up, forcing utilities to reduce transformer load, resulting in decreased efficiency. For utilities installing new transformers, an alternate quieting solution is to purchase a "low noise" unit using heavier, stiffened materials. While these units are quieter than other standard transformers, the use of special materials in their construction leads to a much higher acquisition cost per unit.

    QuietPower, in conjunction with NCT engineers, completed development of the initial prototype of a transformer quieting system in 1993. From 1992 to 1995, the Company engaged several utilities in all stages of the commercialization of the transformer quieting systems. Prototype quieting systems were installed on various transformers in order to, among other things, research product reliability and optimization testing. During this period, utilities invested approximately $816,000 in QuietPower in connection with these development projects. See "Utility Funded Development Projects."

    The Company's first commercial transformer noise quieting product, the ATQ-100, was installed at Public Service Company of Colorado on two 20 MVA transformers in Lafayette, Colorado. Installation commenced in October 1995 and was completed in May 1996. In addition, between August 1996 and January 1997, the Company converted a prototype transformer quieting system into a commercial ATQ-100 system for Commonwealth Edison in Rockford, Illinois, on four transformers, ranging in size from 20 to 50 MVA. Prototype transformer quieting systems using a digital signal processing based controller, in conjunction with multiple sensing (e.g., microphones) and actuating devices (e.g., resonant acoustic devices and piezo ceramic transducers), were installed at Manitoba Hydro in December 1993, Baltimore Gas & Electric in December 1994, and Jersey Central Power & Light in April 1995. The size of these transformers ranges from
7.5 MVA to 45 MVA. Use of the transformer quieting systems has resulted in noise reductions of up to 30 decibels ("dB") for the lower frequency tones, which tones are the most problematic for traditional quieting technologies. Similar noise reductions would most likely be sufficient to bring virtually any transformer into compliance with noise regulations and ordinances throughout North America. See "Governmental Regulation."

    Based upon market feedback, the Company has determined that the initial sales price of the ATQ-100 has inhibited widespread market acceptance. Accordingly, during 1996, QuietPower accelerated its efforts to reduce the cost of the system components and installation of the ATQ-100. In this connection, in view of the cost reductions already effected and anticipated to be effected, the ATQ-100 sales price has been lowered by the Company. As a result, the Company expects that the gross profit relating to sales of the ATQ-100 in the first half of 1997 will be nominal. The Company expects to use a portion of the net proceeds of this Offering to continue such further development. See "Risk Factors--Limited Sales History; Need for Cost Reduction of ATQ-100 and Modification of Headsets; Substantial Time Lapse Until Additional Commercial Product Introduction," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    INDUSTRIAL COMMUNICATION HEADSETS. The Company's Headsets are designed to improve worker safety and productivity through the enhancement of communications by selectively canceling surrounding noise from loud machinery or engines using the active noise and vibration control technology. Accordingly, these Headsets facilitate communication between co-workers, enable them to hear warning signals, and reduce noise related fatigue. The prototype generic Headsets developed by NCT in cooperation with the Company and Manitoba Hydro have been fully commercialized and are available as products. The Company commenced selling the Headsets in the third quarter of 1995. The Headsets are designed to be portable, as well as lightweight and comfortable. Independent tests performed by an outside contractor on behalf of NCT have assigned the Headsets a Noise Reduction Rating (or "NRR") of 21dB. NRR's are assigned based on a series of standardized tests that are performed on hearing protection devices to determine noise reductions at the ear. Tests on Headset effectiveness conducted by NCT have shown noise reductions of 20 dB in the 30 to 500 Hz frequency ranges. However, the Company believes that in order to make significant sales to any industry, the Company will have to further modify the current generic Headset system to meet the specific needs of each industry. Based on feedback from potential railroad customers, the Company has recently modified the Headsets to tailor them to the needs of the railroad industry. Modifications have included developing new microphone and intercom electronics and protocols, redesigning the external structure of the Headsets and modifying mounting devices. This system allows the personnel present in the locomotive cab to communicate with one another as well as with the railroad dispatcher and to more readily hear warning signals. Revenues from the railroads to date are nominal and reflect the sale of seven demonstration Headset systems. In addition, modification efforts toward a Power Industry specific Headset are substantially complete. The Company is currently in discussions with representatives of other target industries for which it plans to modify its Headsets, including mining, paper and pulp processing, the armed forces, and oil and gas, as to the specific needs of each. A portion of the net proceeds of this Offering has been allocated toward these development efforts. See "Risk Factors -- Limited Sales History; Need for Cost Reduction of ATQ-100 and Modification of Headsets; Substantial Time Delay Until Additional Commercial Product Introduction," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    AIR CORE REACTOR NOISE QUIETING SYSTEMS. Air core reactors are used by utilities at substations during the distribution process. Air core reactors act like surge protectors to regulate voltage levels and act as line voltage stabilizers. Electrical excitation of the reactor's core leads to vibration and noise escalation. The noise characteristics of reactors are similar to those of transformers, in that low frequency noise at 120 Hz dominates the reactor's overall noise signals. The Company has measured noise generated by air core reactors as high as 90 dB. The Company believes that minor modifications of the transformer quieting system's software and hardware could result in a reactor quieting product. QuietPower is currently in discussions with an air core reactor manufacturer to develop a prototype air core reactor noise quieting system. There can be no assurance that the Company will be successful in its attempt to develop or commercialize a reactor quieting system.

SUBSTATION FAILURE DIAGNOSTIC AND CONDITION MONITORING PRODUCTS

    Proposed failure diagnostic and condition monitoring systems are being designed to be used by utilities to detect imminent equipment breakage or failure in transformers and other substation equipment; occurrences which are expensive and sometimes dangerous to substation personnel and property. The aging of electrical power systems has increased the importance of monitoring the condition of the equipment that comprise these systems. Transformer failures are known to be associated with degradation of the transformer's insulation. This degradation produces certain electrical charges within the transformer known as partial discharge. The electric partial discharge signals also generate high frequency acoustic waves, which can be detected using acoustic sensors. Accurate and precise acoustic readings of partial discharge, analyzed in a meaningful interpretative context, are expected to provide valuable information to substation operators for preventive maintenance.

    A year long feasibility study by the Company in conjunction with GE's Power Transformer division and Baltimore Gas & Electric Company was completed in December 1995. On the basis of this study, the Company, pursuant to a joint venture agreement with Prolec-GE, is currently developing a failure diagnostic and condition monitoring system for power transformers. The joint venture may also use QuietPower's technology to develop other acoustically-based failure diagnostic systems for use with load-tap changers, high voltage instrument transformers and circuit breakers. See "Joint Venture Agreements-- GE Joint Venture." The proposed failure diagnostic and condition monitoring systems will utilize sensors to collect acoustic data which will provide an on-line assessment of the transformer's operating condition to the Power Industry customer. The proposed system is being designed to be a digitally based analytical system that reads, stores and analyzes large amounts of acoustic data. The system is intended to provide real time condition monitoring for transformers where data are communicated via a data-link to central operating stations. Basic hardware components will include ultrasonic sensors, a microprocessor and data-link equipment.

    A line of products based on the failure diagnostic and condition monitoring technology is currently being developed by the Company. The first proposed product is a partial discharge (or failure) locator. This product is being designed to be used in transformer testing, maintenance and repair shops to pinpoint the source of a failure, which will significantly reduce the amount of time required for testing and repair. A second proposed product is a continuous on-line condition monitoring system, which will allow remote monitoring of a transformer's operating condition and will be designed to alert the system operator in the event of deterioration in performance. This proposed product will be designed to communicate via a modem or other communications device, thus minimizing the labor intensity of system monitoring. Additional proposed products may be developed to enhance the on-line system (i.e., fault severity assessment). A major design feature of one of the proposed failure diagnostic and condition monitoring systems is to use multiple piezo ceramic detectors to triangulate the location of the source of the problem. The system is also being designed to operate either as a stand-alone system or in combination with a transformer quieting system, which may enable the sharing of certain hardware components. The Company believes that availability of such a combined system may enhance the customer's perceived value of the Company's products, thereby facilitating sales. The Company has filed patent applications in connection with the failure diagnostic and condition monitoring technology in the United States, Canada and other countries. See "Risk Factors--Dependence on Patents; Uncertain Proprietary Protection" and "Patent Protection." There can be no assurance that the Company will be successful in its attempt to develop or commercialize any of the proposed failure diagnostic and condition monitoring systems.

ACTIVE MAGNETIC FIELD CONTROL AND CANCELLATION SYSTEMS

    The Company is presently investigating two proposed applications for active magnetic field control and cancellation technology using active control algorithms. The cores of substation transformers produce strong magnetic fields in the process of stepping voltage up or down. Other parts of the transformer, particularly exposed metal surfaces that are attractive to magnetic fields, cause part of the field to stray away from the core. Whenever stray magnetic fields are lost, the transformer's efficiency is decreased. Current mitigation procedures involve heavy passive shielding which due to its size, weight and cost is impractical for use in larger transformers. The Company is currently developing an active magnetic field control product that will contain magnetic fields and prevent them from straying from the core, using algorithms that evaluate and send controlling signals to magnetic transducers. This will enable Power Industry customers to use a smaller, lighter (and hence less expensive) and more efficient transformer.

    The Company also intends to pursue a separate active magnetic field cancellation system that would confine and/or cancel magnetic fields coming from substation yards and indoor transformer vaults. With computer monitors and other electrical equipment becoming increasingly commonplace, high levels of magnetic fields in residential and commercial spaces are a growing problem because of the adverse effect of magnetic fields on these sensitive devices. Additionally, there is a perceived risk of health problems from continuous exposure to high magnetic field levels. Although scientific studies investigating a connection between high magnetic field levels and adverse health effects are inconclusive, it is nevertheless an issue of public concern. The active magnetic field cancellation products under development by the Company would use active control algorithms to drive a multi-channel magnetic field control or cancellation system to cancel magnetic fields emanating from substations. The Company believes that this multi-channel device will provide a greater level of control over magnetic fields than can be achieved by other techniques such as passive shielding or reconfiguration of the substation. In addition, the Company believes that the active magnetic field cancellation will also be cost-effective and cause less disruption to substation operations during installation than these other techniques.

    The Company is currently in discussions with companies to enter into joint development and marketing arrangements in both the United States and Europe with respect to these proposed products. The Company also intends to pursue all available intellectual property protection for its proposed active magnetic field control and cancellation systems. See "Risk Factors--Dependence on Patents; Uncertain Proprietary Protection" and "Patent Protection." There can be no assurance that the Company will be successful in its attempt to develop or commercialize an active magnetic field control or cancellation product.

ADDITIONAL POTENTIAL ACTIVE NOISE CONTROL PRODUCTS

    In 1995, the Company chose to narrow the focus of its development efforts to those applications that the Company believed would have the largest market potential in the shortest period of time. Accordingly, the Company halted plans for the development of three additional projects which use the basic active noise and vibration control technology. Although the Company does not intend to devote additional development efforts in connection with these products in the near-term, the Company believes that they may be further developed in the future.

    SILENCERS FOR INTERNAL COMBUSTION POWER GENERATORS ("GENSET
SILENCERS"). Internal combustion generators ("Gensets") are used to augment a utility's base generation capacity. Typically, Gensets are employed at remote and rural locations as a cost-effective means of increasing available electricity. Gensets are driven by large diesel engines and have capacities ranging from 100 kilowatts to over 10 megawatts. Using traditional passive means of quieting, Gensets can still produce a significant amount of noise (in excess of 100 dB). Prototype Genset Silencers were installed by the Company from July through September 1993, on Gensets located at God's Lake Narrows for Manitoba Hydro and on the Queen Charlotte Islands for British Columbia Hydro. The active noise and vibration control technology is used to track changes in noise amplitude and frequency which allows the Genset Silencers to respond almost instantaneously. Installation of the Genset Silencer also increases fuel efficiency by eliminating back pressure in the muffler system.

    FORCED DRAFT/INDUCED DRAFT ("FD/ID") FAN QUIETING. Thermoelectric generation sites use large draft fans as part of the ventilation system for their boiler units. In August 1994, NCT acquired Active Noise and Vibration Technologies, Inc. ("ANVT"), a co-licensee of the FD/ID fan quieting technology, which addresses the noise produced by the fans. These are tonal noises related to the blade rotation frequency of the fan, and atonal noises related to air turbulence. The tonal cancellation system uses speakers to serve as actuators mounted both inside and outside a tubular duct, or manifold, installed to support the speakers and which functions to improve airflow at the intake. The improved air flow created by this manifold (or flow improvement device) improves its energy efficiency and performance.

    Prototype FD/ID fan quieting systems were installed by a joint venture partner of ANVT at two generating facilities of Southern California Edison, the Coolwater Generating Station in Barstow, California in February 1992, and the Redondo Beach Generating Station in Redondo Beach, California in February 1993. Tonal reductions have approached 18dB and atonal reductions have approached 12dB at Coolwater. In addition, actual measurements have shown that the flow improvement device has improved energy efficiency by 5% to 6.5% at both locations. QuietPower is in negotiations with the parties involved in these projects to manage further development and marketing of the FD/ID fan quieting system.

    GAS AND STEAM TURBINE QUIETING. Gas and steam turbines produce both high and low frequency tonal and broadband noise. Silencing is required for both intake and exhaust ports. Based upon the Company's prior experience with Genset Silencers and FD/ID fan quieting systems, the Company believes that it can develop a digitally based multi-channel control system using a modified active noise and vibration control algorithm that will quiet both broadband and tonal noise.

CONTRACTUAL AGREEMENTS WITH NCT

    The Company's contractual relationships with NCT cover all proprietary active noise and vibration control technology and products owned by NCT relating to the Power Industry and to all other products, technologies and territories not otherwise covered under exclusive arrangements between NCT and other third parties. See "Risk Factors--Dependence on NCT."

    On March 27, 1995, the Company signed a Master Agreement (which was subsequently amended on March 28, 1995, April 21, 1995, May 21, 1996 and April 9, 1997) (the "NCT Master Agreement") with NCT. The NCT Master Agreement provides the Company with world-wide exclusive rights to manufacture, market, sell and distribute transformer quieting systems, and all future products or applications related to the Power Industry, where the Company chooses to fund development costs. In addition, the NCT Master Agreement grants the Company an exclusive world-wide license in connection with active steam and gas turbine quieting products. See "Additional Potential Active Noise Control Products--Gas and steam turbine quieting." The NCT Master Agreement terminates upon the expiration of NCT's rights in the intellectual property that is being licensed.

    For these rights, the Company has agreed to pay a non-refundable $750,000 license fee, $250,000 of which has been credited from a payment made in June 1994 under a prior agreement between the Company and NCT, $250,000 of which was deemed paid upon QuietPower's return to NCT in April 1995 of warrants to purchase 750,000 shares of NCT's common stock and the remainder of which has been split into 30 equal monthly installment payments of $8,333 which commenced in July 1995. To obtain the exclusive world-wide rights to products and applications both currently specified and to be identified in the future, the Company has also agreed to fund commercialization costs for such products and applications. After QuietPower has recouped 150% of its development costs, NCT shall receive from pre-tax profits a royalty of 9% on the first $6,000,000 of QuietPower's sales of exclusively licensed products (50% for technology sublicenses), and 6% of all sales thereafter. On April 18, 1997, the Company paid a $136,000 installment to NCT in connection with the amount owed by the Company to NCT for past services and payables. A final installment of $200,000 is payable within thirty days following the closing of this Offering. The Company intends to utilize a portion of the net proceeds of this Offering to make such payment. See "Use of Proceeds."

    The Company has the right in all instances to manufacture licensed products or sublicense manufacturing to a third party. Under the NCT Master Agreement, NCT has agreed to supply QuietPower with all available components at the most favorable price available to other customers purchasing similar quantities.

    With respect to the marketing and distribution of the Headsets, the Distributor Agreement provides the Company with non-exclusive distribution rights on the same terms established from time to time by NCT with its stocking distributors. Under this agreement, the Company purchases a product at a discount and resells it into the marketplace. This Distributor Agreement automatically renews each year unless one party notifies the other that it desires to terminate the Distributor Agreement, at least 90 days prior to the end of such year.

JOINT VENTURE AGREEMENTS

    GE JOINT VENTURE

    On November 13, 1996 the Company entered into the ten-year GE JV Agreement with Prolec-GE, a joint venture between GE and Prolec S.A. de C.V., a wholly-owned subsidiary of Industrias AXA, S.A. de C.V. Prolec-GE is one of the largest manufacturers of distribution transformers in the world and also manufactures and sells other power distribution equipment. The GE JV Agreement was executed as a result of a year-long feasibility study of the failure diagnostic and condition monitoring technology by GE's Power Transformer Division and Baltimore Gas & Electric Company. Upon the successful funding and development of each proposed product, under the GE JV Agreement, the Company will grant an exclusive license to the joint venture for both the sale of the proposed failure diagnostic and condition monitoring systems for newly manufactured transformers or other substation equipment, including circuit breakers, load tap changers and high voltage instrument transformers, as well as for retrofit installations on previously installed transformers or other substation equipment. It is anticipated that the joint venture will develop, commercialize, market and install the Company's proposed failure diagnostic and condition monitoring products world-wide. The GE JV Agreement provides for sole ownership of all of the failure diagnostic and condition monitoring technology by QuietPower. Earnings from the joint venture will be shared equally between QuietPower and Prolec-GE, and each party is obligated, upon approval of each new project by the parties, to contribute such personnel and resources as shall have been approved in connection with such project.

    ABB JOINT VENTURE

    On June 15, 1996 the Company entered into the five-year ABB JV Agreement with ABB Secheron S.A., an indirect wholly owned subsidiary of ABB. ABB, a multi-national conglomerate based in Zurich, Switzerland, is, among other things, one of the world's largest manufacturers of power transformers. Pursuant to the ABB JV Agreement, the Company is obligated to grant an exclusive license to ABB Secheron S.A. to retrofit existing European transformers with transformer quieting systems, and a right of first refusal to ABB Secheron S.A., for integration of the transformer quieting systems into new transformers. All revenues generated from the exclusive license are required to be distributed to the joint venture. It is anticipated that the joint venture will adapt the transformer quieting systems for use with standard European operation and design, as well as market and install the transformer quieting systems. The ABB JV Agreement provides for the sole ownership of the active noise and vibration control technology by QuietPower. Earnings from the joint venture will be shared equally between QuietPower and ABB Secheron S.A., and each party is obligated, upon approval by the parties of a product improvement program, to contribute such personnel and resources to a project as shall have been approved in connection with such project.

UTILITY FUNDED DEVELOPMENT PROJECTS

    QuietPower has developed applications for the active noise and vibration control technology with the assistance of companies within the Power Industry at all stages of commercialization, in some cases through the direct funding of research and development or product reliability and optimization testing. In general, with respect to these projects, QuietPower provided engineering expertise and services, NCT provided engineering expertise and services and relevant technology rights and the utilities provided funding and specifications as to utility requirements. Return on investment for some of the participating utilities for this funding will include purchase incentives (purchase discounts) and royalties on future commercialized product sales. The Company believes that participating utilities have a vested interest in the success of introducing noise reduction products and may therefore provide the Company with marketing support of these products.

    The following table lists utility investments to fund research and development projects that were received through December 31, 1995. QuietPower initiated these projects as the first step leading to product commercialization. These projects provided significant financial resources for product development, provided utility input for market validation and product definition and laid the foundation for selling commercial/industrial products and systems. The Company recognized cumulative revenues of approximately $1.37 million for these development contracts. Subsequent to December 31, 1995, the Company did not engage in any utility funded development projects in view of its transition in focus to commercial introduction of product. QuietPower may in the future determine to engage in additional such projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    TABLE 1

            UTILITY INVESTMENTS IN QUIETPOWER TECHNOLOGY DEVELOPMENT

UTILITY                                                               APPLICATION                       FUNDING
-------------------------------------------------  -------------------------------------------------  ------------
Baltimore Gas & Electric Company                   Transformer quieting                               $    319,000
Baltimore Gas & Electric Company and General
  Electric Company                                 Failure diagnostic condition monitoring                 184,000
British Columbia Hydro and Power Authority         Generator silencers                                      24,000
British Columbia Hydro and Power Authority         Transformer quieting                                     28,000
Brooklyn Union Gas Company                         Gas combustion quieting                                 103,000
Canadian Electrical Association/Asea Brown
  Boveri/Manitoba Hydro                            Transformer quieting                                     61,000
Commonwealth Edison                                Transformer quieting                                    180,000
Jersey Central Power & Light                       Transformer quieting                                    156,000
Manitoba Hydro                                     Transformer quieting                                    161,000
Manitoba Hydro                                     Power plant headsets                                    120,000
Manitoba Hydro                                     Generator silencers                                      37,000
                                                                                                      ------------
TOTAL PROJECTS......................................................................................  $  1,373,000
                                                                                                      ------------
                                                                                                      ------------

    The Baltimore Gas & Electric Company and Manitoba Hydro, together with the other utilities listed below, were engaged in the development of a prototype transformer quieting system. QuietPower and NCT were responsible for project management and engineering. As an inducement to join, most group participants are to receive a return on funds invested based on a 3% royalty of future products sold, and 5% purchase discounts, which, when combined, may provide a return of up to 150% of the amount invested by the utility. Results of the Company's and NCT's prototype development projects indicated that transformer quieting systems produced significant cancellation of noise. The Company is continuing development efforts, independent of funded projects, to lower the cost of the system components and installation of its initial commercial transformer quieting product, the ATQ-100. See "Risk Factors - Limited Sales History; Need for Cost Reduction of ATQ-100 and Modification of Headsets; Substantial Time Lapse Until Additional Commercial Product Introduction" and "Active Noise Control Technology and Products--Transformer Noise Quieting."

    The following is a summary of the prototype transformer quieting systems installed by the Company:

                                    TABLE 2
                     PROTOTYPE TRANSFORMER QUIETING SYSTEMS

                                                                                                      FUNDING
UTILITY                                                      LOCATION              INSTALLED        RECEIVED(1)
----------------------------------------------------  -----------------------  ------------------  -------------
Manitoba Hydro                                        Winnipeg, Manitoba,      September 1993       $   161,000
                                                        Canada
Baltimore Gas and Electric Company                    Annapolis, MD            October 1993         $   163,000
Baltimore Gas and Electric Company                    Linthicum, MD            August 1994          $   156,000
Jersey Central Power and Light                        Matawan, NJ              October 1994         $   156,000
Commonwealth Edison                                   Rockford, IL             August 1995          $   180,000
                                                                                                   -------------
TOTAL FUNDING....................................................................................   $   816,000
                                                                                                   -------------
                                                                                                   -------------

------------------------

(1) Funding amounts received are also included in Table 1.

PATENT PROTECTION

    The Company's rights to the active noise and vibration control technology derive from NCT's patent position. According to publicly available information, as of December 31, 1996, NCT held or had rights to 231 patents, including 86 United States patents and over 165 corresponding foreign patents relating to the active noise and vibration control technology. Additionally, as of December 31, 1996, NCT had 204 patent applications pending in the United States and Europe. See "Contractual Agreements with NCT."

    With respect to its failure diagnostic and condition monitoring technology, the Company has filed patent applications in the United States and pursuant to the Patent Cooperation Treaty in Canada and other countries. The failure diagnostic and condition monitoring patents, if issued, are expected to be owned by QuietPower and licensed to the joint venture between the Company and Prolec-GE. Such license shall be exclusive, provided that the joint venture first successfully funds and develops the technology. The Company is currently preparing a patent application with respect to the active magnetic field cancellation technology.

    There can be no assurance that patents will issue from any of the Company's patent applications, or that the Company will develop additional products that are patentable. No assurance can be given as to the range or degree of protection any patents issued to the Company or licensed from NCT will afford or that such patents or licenses will provide protection that have commercial significance or will provide competitive advantages for the Company's products. With respect to the patents owned by, or licensed to NCT, NCT has indicated to the Company that it has conducted only limited patent searches and no assurances can be given by the Company that patents do not exist or will not be issued in the future that would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. In the event NCT chooses not to defend against its patent rights, substantial resources may be required to obtain and defend patent and other rights to protect present and future technology and other property of the Company. See "Risk Factors--Dependence on Patents; Uncertain Proprietary Protection."

MANUFACTURING

    Currently, the Company uses several manufacturing sources for the components of its ATQ-100 transformer quieting systems. Some of these sources may have difficulty delivering large quantities in a timely manner. Therefore, alternative sources may need to be found in the event sales volume for the transformer quieting systems significantly increases (of which there can be no assurance). Headsets are currently manufactured by NCT and the Company purchases them on a distribution basis. See "Contractual Agreements with NCT." The Company does not currently intend to undertake the manufacture of any products which may derive from the active noise and vibration control technology. To the extent that the Company does not utilize joint venture partners to manufacture proposed products, the Company may be required to enter into arrangements with third parties to undertake these operations. To the extent that other parties are manufacturing products for the Company, the Company will have less control over the quality of products and timeliness of delivery than if manufactured by the Company. See "Risk Factors-- Dependence on Joint Venture Partners" and "Risk Factors--No Manufacturing Facilities or Personnel."

GOVERNMENTAL REGULATION

    Potential customers of the Company are governed by regulations specifying permissible noise limits. The regulations governing permitted noise levels are customarily instituted on a state, county or local level and therefore vary significantly across the United States and Canada. In general, these regulations regulate noise levels regardless of source, and do not specifically address noise produced by utilities. In addition, each regulation may vary in the method it uses to record noise level; some statutes will only regulate certain frequencies; some will regulate the overall noise that can be registered in a given period of time; some will vary permitted noise levels at different times of day; and some will vary permitted noise levels depending on the use of neighboring properties (e.g., schools). The Company does not anticipate that increased stringency in these local ordinances will impose any additional hurdles for the Company. Rather, the Company believes that these regulations and any modifications thereto may provide the Power Industry with further incentives to consider using QuietPower's quieting products. However, there can be no assurance that such regulations, if any, will be enforced or that they will not be eliminated.

COMPETITION

    NOISE CONTROL

    QuietPower is not aware of any company, other than QuietPower and NCT, that is now developing and/or commercializing active noise control products for the Power Industry. Potential and existing competition with respect to these products and systems comes from companies developing their own active noise reduction systems (direct competition) and companies that use traditional passive means, such as barrier walls, for noise quieting (indirect). The Company believes that it has several advantages over both types of competitors. QuietPower's technology partner, NCT, has developed a wide range of active noise reduction technologies with applications in a number of noise problem environments. The Company believes that the effectiveness of these technologies will give its products performance, functionality and flexibility advantages over those of its indirect competitors. Although the Company believes that the initial sales price of the ATQ-100 transformer quieting system has impeded acceptance of the product, the Company believes that the recent price reduction of the system in conjunction with its continuing cost reduction efforts will accelerate market acceptance. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company believes that active noise and vibration control technology has several advantages over indirect competition, most notably in quieting low frequency tonal noise, which the Company believes cannot be done as effectively with traditional passive means.

    There are a limited number of active noise reduction companies which currently compete outside of the Power Industry. These companies include Digisonix, a division of Nelson Industries, Inc., Group Lotus PLC, Toshiba Corporation and Hitachi, Ltd. The Company knows of four companies that sell active headset products primarily for the aviation market; Bose Corporation, David Clark Company Inc., Telex Communications, Inc. and Sennheiser Electronic Corp. To date these companies have not competed with the Company in any of its identified markets, with the exception of David Clark Company Inc., which has been marketing, primarily its passive headsets, to the railroad industry. Many of these companies, as well as the Company's potential competitors, could enter the active noise and vibration attenuation field as the industry develops.

    FAILURE DIAGNOSTICS

    While there are several companies that offer transformer diagnostic products, the Company believes that its failure diagnostic and condition monitoring system has advantages over other systems that detect partial discharge (a degradation of the transformer's insulation). To the best of the Company's knowledge, there are no other products that combine a continuously monitoring, non-invasive (where the transformer does not have to be taken off-line) means of detecting partial discharge with the ability to locate the source of the partial discharge.

    MAGNETIC FIELD CANCELLATION

    The Company is not aware of any commercial products available for the control of magnetic fields inside a transformer. Typical mitigation procedures for stray magnetic field losses inside the transformer involve heavy metal shielding installed by the transformer manufacturer. Although there are a few magnetic field mitigation products on the market for use in the substation, they employ passive shielding, or a simple, single channel control loop, and typically must be implemented by a professional as part of a larger mitigation procedure to achieve desired reductions. To the Company's knowledge, no one else has employed the multi-channel, adaptive controller to magnetic field cancellation in either the transformer or substation.

    The Company intends to compete in each of these areas on the basis of its own inventions and intellectual property and its license to NCT's patented technology, the expertise of its personnel and their knowledge of and access to the Power Industry, and its comparatively early entry into the market. Current and potential competitors in the noise control, failure diagnostics and magnetic field cancellation areas may have substantially greater management, technical, financial, marketing and product development resources than the Company.

EMPLOYEES

    The Company employs eleven persons on a full-time basis, including three who are executive officers, four who are engineers, two who are engaged in marketing and two who are engaged solely in administration. Additionally, two executive officers perform a variety of technical and marketing oriented functions. The Company has no collective bargaining agreements and no employee is represented by a labor union. The Company has never had a work stoppage and considers its relationship with its employees to be satisfactory.

    The Company's success depends to a significant extent upon a number of key management and technical employees. The loss of services of one or several of these key employees could have a material adverse effect on the Company. While the Company has employment agreements with each of its three executive officers, none of the Company's other technical and managerial employees is bound by an employment agreement other than with respect to confidentiality and patent assignment agreements. Management believes that the future success of the Company will also depend in large part upon the Company's ability to attract and retain highly-skilled technical, managerial and marketing personnel. The Company competes for such personnel with other companies, academic institutions, governmental entities and other organizations, some of which may have substantially greater capital resources than the Company. There can be no assurance that management will be successful in attracting and retaining the personnel it requires to grow and operate profitably. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

    The Company's principal administrative, sales and marketing, product development and support facilities are currently located in New York, New York, and comprise approximately 15,000 square feet. The Company occupies these premises pursuant to a ten-year lease, expiring May 15, 2007. The fixed rental for this space is approximately $13,125 per month, plus operating expenses. In support of its joint venture with ABB Secheron S.A., the Company is subleasing approximately 700 square feet for 18 months from Genevest Consulting Group, in Geneva, Switzerland, for approximately $1,500 per month, plus operating expenses. See "Joint Venture Agreements--ABB Joint Venture."

LEGAL PROCEEDINGS

    There are no pending legal proceedings to which the Company or its properties is subject.

                                   MANAGEMENT

    The following table sets forth the names, ages and positions of the executive officers and directors of the Company:

NAME                                      AGE                             POSITION WITH COMPANY
------------------------------------  -----------  -------------------------------------------------------------------
Jonathan M. Charry, Ph.D............          48   Chairman of the Board, President and Chief Executive Officer
Mark J. Dietrich....................          38   Vice President--Strategic Marketing
Eric W. Jacobson....................          42   Vice President, Chief Financial Officer, Secretary and Director
William S. Bernstein, Esq.(1)(2)....          40   Director
S. Carl Horn af Rantzien(1)(2)......          50   Director
Alfred B. Thacher, Jr.(1)(2)........          51   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JONATHAN M. CHARRY, PH.D. has been Chairman of the Board, President and Chief Executive Officer of the Company since inception. Since 1985, Dr. Charry has been President and Chief Executive Officer of Environmental Research Information, Inc. ("ERI"), an environmental engineering consulting firm which has been operationally inactive since 1992. ERI specialized in consulting to the utility industry and in environmental impact assessment and risk analysis for electric power generation, transmission and distribution systems. From 1979 to 1984, he held appointments as Senior Research Scientist in the Laboratory of Neuropharmacology and Environmental Toxicology at the New York State Institute for Basic Research and as Assistant Professor at The Rockefeller University. From 1977 to 1979, Dr. Charry was a Rockefeller Foundation Fellow in Environmental Affairs at The Rockefeller University, at which time he was a principal investigator on research grants and contracts from the National Institutes of Health and the Electric Power Research Institute. For the past ten years, he has been actively engaged in evaluating environmental issues for the energy industry. Dr. Charry is past President and Director of the American Institute of Medical Climatology, and past Chairman of the Section on Air and Other Environmental Ion Technology of the American Society of Testing and Materials. He received a Ph.D. from New York University and an A.B. from Tufts University.

    MARK J. DIETRICH has been the Vice President--Strategic Marketing of the Company since April 1994. From 1988 to 1994, Mr. Dietrich was Vice President and National Sales Manager for COS Computer Systems Inc., which specializes in the leasing and trading of large computer and high-technology equipment. From 1988 to 1990, he was Vice President of Equipment Finance for COS Computer Systems Inc. Mr. Dietrich graduated from Vanderbilt University School of Engineering, with a B.E.E. in electrical engineering, mathematics and computer science.

    ERIC W. JACOBSON has been Vice President, Chief Financial Officer, Secretary and a director of the Company since inception. Mr. Jacobson has also been Vice President and Chief Financial Officer of ERI since 1992. From 1987 to 1989, Mr. Jacobson was Vice President--Finance and Chief Financial Officer for SmartCard International, Inc., a publicly traded technology company involved with the technological and market development of smart card (computer in a card) systems. Mr. Jacobson is a certified public accountant licensed in New York State. Mr. Jacobson received his bachelors degree from the University of Montana.

    WILLIAM S. BERNSTEIN, ESQ. has been a director of the Company since incorporation. Mr. Bernstein serves as Co-Chairman of the Board and Co-Chief Executive Officer of Telesis Medical Management, a New York based physician management company. Mr. Bernstein is a principal of Sterling Health Capital Management, a consulting firm that manages project financing for hospitals and other health care facilities and a founding partner of Kalkines, Arky, Zall & Bernstein, a New York based law firm. He has also served as Special Assistant to the Executive Secretary of the Department of Health Education & Welfare, as law clerk to the Honorable Raymond
J. Pettine, United States District Judge for the District of Rhode Island, and as health care Counsel to the New York City Council President. Mr. Bernstein received his Bachelors and Masters degrees from Brown University and received his law degree from New York University School of Law.

    S. CARL HORN AF RANTZIEN has been a director of the Company since December 1996. Since 1996, Mr. Horn has been a principal of Horn Konsult/Eapecs, a Stockholm based private equity management and consulting syndicate. Since 1984, Mr. Horn has also been a limited partner of Ventana Growth Funds, a venture capital company, and the principal of Horn Konsult AB, a Stockholm based investment banking and fund management company. Mr. Horn received his bachelors degree from Morby College in Sweden.

    ALFRED B. THACHER, JR. has been a director of the Company since December 1996. Since December 1993, Mr. Thacher has been a principal of Thacher Vendig & Company, Inc., a New York based investment banking and corporate development firm. Between 1991 and 1993, he was a principal of Mitchell & Associates, a banking house specializing in mergers and acquisitions and advising work in the industrial market. From 1987 to 1991, Mr. Thacher was a Managing Director at Bear Stearns in the corporate finance and mortgage finance departments. Mr. Thacher received his Bachelors degree from Yale University and his Masters of Business Administration from the Wharton School.

    No family relationship exists between any director or executive officer and any other director or executive officer.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established a Compensation Committee and an Audit Committee.

    COMPENSATION COMMITTEE. The Compensation Committee has the responsibility for reviewing the performance of the officers of the Company and recommending to the Board of Directors of the Company salary and bonus amounts for all officers of the Company, subject to the terms of existing employment agreements. The Compensation Committee also has the responsibility for oversight and administration of the Company's 1993 Stock Option Plan. The Compensation Committee consists of Messrs. Bernstein, Horn and Thacher.

    AUDIT COMMITTEE. The Audit Committee has the responsibility for reviewing and supervising the financial controls of the Company. The Audit Committee makes recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of overall accounting and financial controls of the Company. The Audit Committee consists of Messrs. Bernstein, Horn and Thacher.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to the compensation of each of the named executive officers for services provided in all capacities to the Company in the years ended December 31, 1996, 1995 and 1994. No other executive officer of the Company received compensation in excess of $100,000 during the year ended December 31, 1996. For the purposes of this table, warrants are deemed to be equivalent to stock options.

                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                                                                       -------------
                                                                                                        SECURITIES
                                                                                ANNUAL COMPENSATION     UNDERLYING
                                                                               ----------------------     OPTIONS
NAME AND PRINCIPAL POSITION                                           YEAR     SALARY($)    BONUS($)        (#)
------------------------------------------------------------------  ---------  ----------  ----------  -------------
Jonathan M. Charry,...............................................       1996  $  157,500      --          135,000
Chief Executive Officer and President                                    1995  $  132,917      --          100,000
                                                                         1994  $  145,000  $  100,000(1)      10,260
Eric W. Jacobson,.................................................       1996  $  110,000      --           60,000
Vice President and Chief Financial Officer                               1995  $   90,000      --           15,000
                                                                         1994  $   90,000      --            5,130

------------------------

(1) Granted pursuant to previous employment agreement.

                             OPTION GRANTS IN 1996

    The following table sets forth certain information for each of the named executive officers with respect to grants of options to purchase Common Stock of the Company made during the year ended December 31, 1996. For the purposes of this table, warrants are deemed to be equivalent to stock options.

                                                                                                               POTENTIAL
                                                                                                               REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF
                                                       NO. OF     % OF TOTAL                                  STOCK PRICE
                                                     SECURITIES     OPTIONS                                 APPRECIATION FOR
                                                     UNDERLYING   GRANTED TO    EXERCISE                     OPTION TERM(1)
                                                       OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ----------------------
NAME                                                 GRANTED(#)     IN YEAR      ($/SH)        DATE          5%         10%
---------------------------------------------------  -----------  -----------  -----------  -----------  ----------  ----------
Jonathan M. Charry.................................     100,000         33.6%        2.50       4/1/06   $  157,224  $  398,436
                                                         35,000         11.7%        2.50      12/2/06   $   55,028  $  139,452
Eric W. Jacobson...................................      25,000          8.4%        2.50       4/1/06   $   39,306  $   99,609
                                                         35,000         11.7%        2.50      12/2/06   $   55,028  $  139,452

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annually compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annually compounded rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimates or projection of future Common Stock prices.

       AGGREGATED OPTION EXERCISES DURING 1996 AND YEAR END OPTION VALUES

    The following table sets forth certain information for each of the named executive officers with respect to the exercise of options to purchase Common Stock during 1996 and the number and value of securities underlying unexercised options held by the named executive officers as of December 31, 1996. The Company does not have any outstanding stock appreciation rights. For the purposes of this table, warrants are deemed to be equivalent to stock options.

                                                                                                                 VALUE OF
                                                                                                                UNEXERCISED
                                                                                                               IN-THE-MONEY
                                                                                   NUMBER OF UNEXERCISED          OPTIONS
                                                  SHARES             VALUE         OPTIONS AT YEAR END(#)    AT YEAR END($)(1)
                                                ACQUIRED ON        REALIZED      --------------------------  -----------------
NAME                                            EXERCISE(#)           ($)        EXERCISABLE  UNEXERCISABLE     EXERCISABLE
-------------------------------------------  -----------------  ---------------  -----------  -------------  -----------------
Jonathan M. Charry.........................              0                 0         30,130        215,130               0
Eric W. Jacobson...........................              0                 0          6,315         73,815               0


NAME                                         UNEXERCISABLE
-------------------------------------------  -------------
Jonathan M. Charry.........................       167,400
Eric W. Jacobson...........................        74,400

------------------------

(1) Calculated by determining the difference between the estimated fair market value of the Company's Common Stock as of December 31, 1996 ($3.74 per share) and the exercise price for the securities underlying the options.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with the named executive officers shown on the compensation table above. The employment agreement with Dr. Jonathan M. Charry, the Chairman of the Board, President and Chief Executive Officer of the Company, is dated as of March 9, 1995, terminates on March 8, 1998 and obligates the Company to pay Dr. Charry a yearly base salary of $195,000 per year, subject to a yearly increase based on the Consumer Price Index. The employment agreement with Mr. Eric W. Jacobson, the Vice President, Chief Financial Officer and Secretary of the Company is dated as of January 1, 1996, terminates on December 31, 1998 and obligates the Company to pay Mr. Jacobson a yearly base salary of $150,000 per year, subject to a yearly increase based on the Consumer Price Index. Included in both agreements are i) provisions that the officers are not to compete with the Company for 12 months after termination of their respective agreements, ii) confidentiality provisions, and
iii) entitlement for additional increases to base salary, or bonuses, at the discretion of the Compensation Committee of the Board of Directors.

STOCK OPTION PLAN

    The Company's 1993 Stock Option Plan (the "1993 Plan") was adopted to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company, and to promote the success of the Company's business. Options granted under the 1993 Plan may be either incentive stock options, as defined in
Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The Company has reserved 250,000 shares of Common Stock for issuance under the 1993 Plan. As of December 31, 1996, options to purchase an aggregate of 239,490 shares were outstanding under the 1993 Plan at a weighted average exercise price of $4.22, of which options to purchase an aggregate of 110,235 shares were then exercisable at a weighted average exercise price of $4.07.

    The 1993 Plan may be administered by the Board of Directors or a committee of the Board. The 1993 Plan is currently administered by the Compensation Committee of the Board. The entity administering the 1993 Plan has the power to determine the terms of any options granted thereunder, including the exercise price, the number of shares subject to the option, and the exercisability thereof. Options granted under the 1993 Plan are generally not transferable, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 1993 Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any stock option granted must be equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options under the 1993 Plan may not exceed ten years. The specific terms of each option grant are approved by the Board of Directors and are reflected in a written stock option agreement.

401(K) PLAN

    The Company has a retirement savings plan for eligible full-time employees pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. At its discretion, the Company may make contributions up to 15% of plan participants' compensation. The Company made no contributions to the plan for the years ended December 31, 1995 and December 31, 1996.

COMPENSATION OF DIRECTORS

    The directors of the Company do not receive cash compensation, however, the 1993 Plan allows the Company to grant options to all directors of the Company. On December 2, 1996, the Compensation Committee granted to each of Alfred B. Thacher, Jr. and S. Carl Horn af Rantzien, ten year warrants to purchase 10,000 shares of Common Stock at an exercise price of $.10 per share, and to each of Jonathan M. Charry, Eric W. Jacobson and William S. Bernstein, ten year warrants to purchase 10,000 shares of Common Stock at an exercise price of $2.50 per share.

KEY PERSON LIFE INSURANCE

    The Company is the sole beneficiary of a $1 million term life insurance policy covering Dr. Charry.

INDEMNIFICATION OF DIRECTORS

    The Company's Certificate of Incorporation: (i) eliminates the liability of the directors of the Company for monetary damages to the fullest extent permitted by Delaware law and (ii) authorizes the Company to indemnify its officers and directors to the fullest extent permitted by Delaware law. The By-Laws of the Company provide broad indemnification for officers and directors against expenses (including legal fees and judgments) incurred in connection with any civil or criminal action which arises from the performance of duties for the Company. The By-Laws of the Company also provide that the Company will indemnify such persons to the fullest extent permitted by law. The indemnification provided by the By-Laws applies to any action taken by the indemnitee while serving as an officer or director of the Company, any of its subsidiaries (none presently) or at the Company's request as a director, officer, employee or agent of any of the above. The By-Laws of the Company do not provide indemnification for any acts or omissions from which a director may not be relieved of liability under the Delaware Law.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, certain information as of April 30, 1997, regarding beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each person named in the Summary Compensation Table above; and (iv) all of the Company's current officers and directors as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such securities, subject to community property laws where applicable.

                                                                                           PERCENTAGE OF CLASS
                                                                                            BENEFICIALLY OWNED
                                                                                    ----------------------------------
                                                              NUMBER OF SHARES OF
                                                                  COMMON STOCK
NAME AND ADDRESS OF                                               BENEFICIALLY
BENEFICIAL HOLDER                                                   OWNED(1)         BEFORE OFFERING   AFTER OFFERING
------------------------------------------------------------  --------------------  -----------------  ---------------

Jonathan M. Charry
1675 Broadway
New York, New York 10019....................................          305,077(2)             28.1%              9.9%

Eric W. Jacobson
1675 Broadway
New York, New York 10019....................................           39,598(3)              3.9%              1.3%

William S. Bernstein
1675 Broadway
New York, New York 10019....................................           38,678(4)              3.8%              1.3%

S. Carl Horn af Rantzien
1675 Broadway
New York, New York 10019....................................                0               0                 0

Alfred B. Thacher, Jr.
1675 Broadway
New York, New York 10019....................................           60,000(5)              5.6%              2.0%

Nordiska Fondkomission
Stureplan 19
Box 7362 S-103
90 Stockholm Sweden.........................................          166,427(6)             15.3%              5.4%

B. Michael Pisani
44 Lake Road
Short Hills, New Jersey 07078...............................           95,000(7)              9.0%              3.1%

DayStar Partners, L.P.
10600 N. DeAnza Boulevard, Suite 215
Cupertino, California 95014.................................          137,500(8)             12.0%              4.4%

QPS Bridge, LLC
1330 Avenue of the Americas 36th floor
New York, New York 10019....................................           90,000(9)              8.2%              2.9%

Regent Capital Partners, L.P.
505 Park Avenue 17th floor
New York, New York 10022....................................          120,000(10)            10.7%              3.8%

Environmental Research Information, Inc.
1675 Broadway
New York, New York 10019....................................          168,500                16.8%              5.6%

All officers and directors as a group (6 persons)...........          462,103(11)            38.7%             14.5%

------------------------

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person upon the exercise of options or warrants within 60 days. Each beneficial owner's percentage ownership is determined by assuming that options or warrants exercisable within 60 days that are held by such person (but not those held by any other person) have been exercised.

(2) Includes 57,695 shares of Common Stock underlying options exercisable within 60 days and 25,000 shares of Common Stock underlying warrants exercisable within 60 days and 168,500 shares owned of record by Environmental Research, Inc., of which company Dr. Charry is a 10% stockholder, President and Chief Executive Officer.

(3) Includes 11,348 shares of Common Stock underlying options exercisable within 60 days and 6,250 shares underlying warrants exercisable within 60 days but does not include shares owned of record by Environmental Research, Inc. of which company Mr. Jacobson is a 10% stockholder, Vice President and Chief Financial Officer. Mr. Jacobson disclaims beneficial ownership of these shares.

(4) Includes 2,000 shares of Common Stock underlying options exercisable within 60 days and 8,333 shares of Common Stock underlying warrants exercisable within 60 days.

(5) Includes 60,000 shares of Common Stock underlying warrants exercisable within 60 days.

(6) Includes 86,427 shares of Common Stock underlying warrants exercisable within 60 days.

(7) Includes 55,000 shares of Common Stock underlying warrants exercisable within 60 days.

(8) Includes 137,500 shares of Common Stock underlying warrants (and warrants underlying the warrants) exercisable within 60 days.

(9) Includes 90,000 shares of Common Stock underlying warrants exercisable within 60 days.

(10) Includes 120,000 shares of Common Stock underlying warrants exercisable within 60 days.

(11) Includes 89,793 shares of Common Stock underlying options exercisable within 60 days and 99,583 shares of Common Stock underlying warrants exercisable within 60 days and 168,500 shares owned of record by Environmental Research, Inc., of which company Dr. Charry is President and Chief Executive Officer.

* Less than 1%

                              CERTAIN TRANSACTIONS

    William S. Bernstein, a director of the Company, is also a partner of Kalkines, Arky, Zall & Bernstein, a New York based law firm ("KAZB"). Until May 15, 1997, the Company subleased approximately 3,450 square feet from KAZB as its principal place of business. During 1995 and 1996, rental charges due to KAZB were $61,000 and $73,000 respectively. As of December 31, 1996, the Company owed KAZB $146,000 for past due rental payments and other office services. As of December 31, 1995, the Company owed KAZB $172,000 for past due rental payments and other office services. In consideration for allowing the Company to defer rental payments as well as payments for other office services, on August 1, 1995 the Company granted to KAZB five year warrants to purchase 20,000 shares of Common Stock at an exercise price of $4.00 per share. In consideration of KAZB allowing QuietPower to further defer rental payments, on May 10, 1996, the Company canceled the warrants granted in August 1995 and issued five year warrants to purchase 25,000 shares at an exercise price of $.01 per share. In an agreement dated January 2, 1997, the Company satisfied $73,000 of its past due balance with KAZB for rental payments and other office services by issuing to the assignee of KAZB's claim against QuietPower, an aggregate 14,692 shares of Common Stock and warrants to purchase 14,692 shares of Common Stock at $2.50 per share.

    Jonathan M. Charry, Chairman of the Board, President and Chief Executive Officer of the Company, has personally guaranteed the Company's repayment of certain investments in the Company totalling $175,000, which were made in connection with private placements by the Company in 1995 and are currently payable on demand. These obligations are evidenced by four guaranty agreements, signed by Mr. Charry as a condition to the investments.

    Alfred B. Thacher, a director of the Company, is also a principal in Thacher, Vendig & Co. ("Thacher Vendig"), a New York based investment banking and corporate development firm. The Company entered into a letter agreement with Thacher Vendig dated April 1, 1997, pursuant to which Thacher Vendig shall receive commissions, based on certain percentages of proceeds obtained by the Company in connection with certain purchase, financing and venture transactions (excluding the Offering) for financial and investment banking services. As of the date hereof, the Company has paid fees to Thacher Vendig totalling $58,000 in 1995, $163,000 in 1996 and $262,500 in 1997, together with warrants to purchase 60,000 shares of Common Stock at an exercise price of $2.50 per share, for services including payment of finder's fees with respect to private placement fund raising activities of the Company, acquisition searches and targeting, providing valuation analysis of the Company and potential acquisition targets and evaluation of potential business transactions.

    S. Carl Horn af Rantzien, a director of the Company, is also a principal in Horn Konsult/Eapecs, a Stockholm based private equity management and consulting syndicate ("Horn Konsult"). Pursuant to an agreement between Horn Konsult and Thacher Vendig, Horn Konsult and Thacher Vendig share all fees received by Thacher Vendig from the Company.

    The Company has received advances totalling $80,000 from Environmental Research, Inc. (of which the Chief Executive Officer of the Company is Chairman, President and a 10% stockholder), the holder of 16.8% of the Company's issued and outstanding shares of Common Stock, which amount is repayable upon completion of this Offering. See "Use of Proceeds."

    In connection with the Offering, the Company's Board of Directors has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, principal stockholders or any affiliates of the foregoing will be on terms no less favorable to the Company than could reasonably be obtained in "arm's length" transactions with independent third parties, and any such transactions will also be approved by a majority of the Company's disinterested outside directors.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $.01 per share, and 10,000 shares of Preferred Stock, par value $.01 per share, issuable in series and with such relative rights and preferences as may be designated by the Company's Board of Directors.

COMMON STOCK

    Each holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Holders of shares of outstanding Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to holders of shares of Common Stock after distribution is made to preferred stockholders. Holders of shares of outstanding Common Stock have no preemptive, conversion, or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when issued pursuant to the exercise of options or warrants will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Upon the completion of this Offering, the Company shall be authorized to issue up to 10,000 shares of Preferred Stock, par value $.01 per share, of which none will then be outstanding. The Board of Directors has the power, without further action by the stockholders, to divide any and all shares of Preferred Stock into one or more series and to fix and determine the relative rights and preferences of the Preferred Stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidating and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuances of Preferred Stock by the Board of Directors may result in such shares having senior dividend and/or liquidation preferences to the holders of shares of Common Stock and may dilute the voting rights of such holders.

WARRANTS

    As part of the Securities to be sold in this Offering, the Company is issuing Warrants to purchase 2,000,000 shares of Common Stock. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company, the Representative and Continental Stock Transfer & Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

    EXERCISE PRICE AND TERMS. Each Warrant entitles the registered holder thereof to purchase, at any time during the four-year period commencing one year after the date of this Prospectus, one share of Common Stock at a price of
$         per share [150% of the initial public offering price per share of
Common Stock], subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. Subject to compliance with applicable state securities laws, the Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon exercise of the Warrants.

    The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

    ADJUSTMENTS. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

    REDEMPTION PROVISIONS.  Commencing       , 1998 (18 months after the date of
this Prospectus), with the consent of the Representative, the Warrants are subject to redemption, in whole but not in part, at $0.05 per Warrant on 30 days' prior written notice to the warrantholders, provided that the average closing sale price of the Common Stock as reported on the American Stock
Exchange equals or exceeds $         per share [175% of the then exercise price
per Warrant] (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock), for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

    TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

    MODIFICATION OF WARRANTS. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the Warrant holders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the Warrant holders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the Warrant holders. No other modifications may be made to the Warrants without the consent of two-thirds of the Warrant holders.

    The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

    The Warrants are separately transferable immediately upon issuance. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers might buy Warrants in the after-market in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

    RIGHTS OF WARRANTHOLDERS. Holders of the Warrants have no voting rights and are not entitled to dividends. In the event of liquidation, dissolution, or winding up of the affairs of the Company, holders of the Warrants will not be entitled to participate in any liquidation distribution.

REGISTRATION RIGHTS

    The Company has granted certain piggyback registration rights to BWM Investments, an affiliate of Breslow & Walker, LLP, counsel to the Company, relating to shares underlying warrants to purchase 25,000 shares of Common Stock at an exercise price of $.01 per share, and to Kalkines, Arky, Zall & Bernstein, of which William Bernstein, a director of the Company, is a partner, relating to shares underlying warrants to purchase 25,000 shares of Common Stock at an exercise price of $.01 per share.

    The Company has also granted certain demand and piggyback registration rights to the Selling Stockholders, whose shares of Common Stock are being registered hereby and shall be sold pursuant to a concurrent offering. See "Certain Transactions," "Legal Matters," "Shares Eligible for Future Sale," and "Concurrent Offering."

ANTI-TAKEOVER PROVISIONS

    Upon consummation of this Offering, the Company will be subject to the provisions of Section 203 of the Delaware Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

    The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock or the Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.

    Upon the consummation of this Offering, the Company will have 3,004,013 shares of Common Stock and 2,000,000 Warrants outstanding (assuming no exercise of warrants or options). All of the 2,000,000 shares of Common Stock and 2,000,000 Warrants being offered hereby will be immediately tradeable without restriction or further registration under the Securities Act. Subject to certain contractual restrictions as described below and the continued effectiveness of the separate registration statement relating to these shares, an additional 507,500 shares of Common Stock issuable upon exercise of the Private Placement Warrants will be freely tradeable. See "Concurrent Offering." The Selling Stockholders have agreed not to sell any of such securities for a period of three months from the date of this Prospectus and not to sell 137,500 of such securities for a period of nine months from the date of this Prospectus without the prior written consent of the Representative. The 1,004,013 shares of Common Stock issued and outstanding prior to this Offering are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act and may be sold without registration pursuant to such rule at varying times, commencing 90 days from the date hereof. In addition, the Company currently has outstanding options and warrants (not including the Warrants and Private Placement Warrants) to purchase an additional 1,654,405 shares of Common Stock. All of the officers and directors of the Company and all holders of 1% or more of the issued and outstanding Common Stock and all holders of options, warrants or other securities convertible, exercisable, or exchangeable for 1% or more of the issued and outstanding Common Stock (except as described above) have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of 13 months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative. An appropriate legend shall be marked on the face of the certificates representing all such securities. The Company has granted certain piggyback registration rights to BWM Investments, an affiliate of Breslow & Walker, LLP, counsel to the Company, and Kalkines, Arky, Zall & Bernstein, of which William Bernstein, a director of the Company, is a partner, in each case as to 25,000 shares of Common Stock underlying warrants. See "Certain Transactions" and "Legal Matters," "Principal Stockholders," "Description of Securities," "Risk Factors--Shares Eligible for Future Sale," and "Underwriting."

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 30,040 shares immediately after this Offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts 90 days after the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance upon Rule 144, but without compliance with certain restrictions including the holding period requirements contained in Rule 144. Shortly after this Offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock plans. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the lock-up agreements described above.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Shares and Warrants set forth opposite their names:

                                                                      NUMBER OF   NUMBER OF
UNDERWRITER                                                             SHARES     WARRANTS
--------------------------------------------------------------------  ----------  ----------
National Securities Corporation.....................................

                                                                      ----------  ----------
      Total.........................................................   2,000,000   2,000,000
                                                                      ----------  ----------
                                                                      ----------  ----------

    The Underwriters are committed to purchase all the Shares of Common Stock and Warrants offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

    The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain
dealers at such prices less concessions not in excess of $      per Share and
$      per Warrant. Such dealers may reallow a concession not in excess of
$      per Share and $      per Warrant to certain other dealers. After the
commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Representative.

    The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent (5%) of the Securities offered hereby.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten, of which $50,000 has been paid to date.

    The Company has granted to the Underwriters an Over-allotment option, exercisable during the forty-five (45) day period from the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock and/or 300,000 Warrants at the initial public offering price per Share and Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.

    In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 200,000 shares of Common Stock and/or 200,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are initially
exercisable at a price of $      per share of Common Stock [120% of the initial
public offering price per Share]and $      per Warrant [120% of the initial
public offering price per Warrant] for a period of four (4) years, commencing at the beginning of the second year after their issuance and sale and are restricted from sale, transfer, assignment or hypothecation for a period of twelve (12) months from the date hereof, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of shares of Common Stock and Warrants issuable upon the exercise thereof and in the exercise price of the Representative's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

    All officers and directors of the Company and all holders of 1% or more of the issued and outstanding Common Stock and all holders of options, warrants or other securities convertible, exercisable or exchangeable for 1% or more of the issued and outstanding Common Stock have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of thirteen (13) months following the effective date of the Registration Statement without the prior written consent of the Company and the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities.

    The Company has agreed not to, without the prior written consent of the Representative, issue, sell, agree or offer to sell, grant an option for the purchase or sale of, or otherwise transfer or dispose of any of its securities for a period of thirteen (13) months following the effective date of the Registration Statement, except in connection with the exercise of the Underwriters' Over-allotment Option and the issuance of shares of Common Stock upon the exercise of currently outstanding options and warrants.

    The Company has agreed that, for a period of five (5) years from the effective date of the Registration Statement, the Representative may designate for election one person to the Company's Board of Directors. In the event the Representative elects not to exercise the right, then it may designate one person to attend all the Company's Board of Directors meetings as an observer. Such person shall be entitled to attend all meetings and to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to members of its Board of Directors. The Company has agreed to reimburse designees of the Representative for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.

    Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the initial public offering prices of the Securities have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value.

    Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission of five percent (5%) of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Representative relating to any warrant solicitation undertaken by the Representative. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in a discretionary account, or (c) the Warrants are exercised in an unsolicited transaction where the holder of the Warrants has not stated in writing that the transaction was solicited and has not designated in writing the Representative as soliciting agent. Unless granted an exemption by the Commission from its Rule 101 under the Securities Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities for the periods prescribed by Rule 101 prior to any solicitation of the exercise of the Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Representative or any soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 101 during the periods described above, the Representative undertakes to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

    In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Securities in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Underwriters' Over-allotment Option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Securities that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Breslow & Walker, LLP, New York, New York. BWM Investments, an affiliate of Breslow & Walker, LLP, is the owner of warrants to purchase 25,000 shares of Common Stock at an exercise price of $.01 per share. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel to the underwriters in connection with this Offering.

                                    EXPERTS

    The balance sheet as at December 31, 1996 and the statements of operations, capital deficiency and cash flows for the years ended December 31, 1995 and 1996 of QuietPower Systems, Inc., appearing in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, for the registration of Securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including exhibits thereto, which may be inspected, without charge, at the office of the Securities and Exchange Commission, or copies of which may be obtained from the Commission in Washington, D.C., upon payment of the requisite fees, or from the Commission's Website at http://www.sec.gov. Statements contained in this Prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            QUIETPOWER SYSTEMS, INC.
                                  -I N D E X -

                                                                                                             PAGE
                                                                                                            NUMBER
                                                                                                         -------------
REPORT OF INDEPENDENT AUDITORS.........................................................................          F-2
BALANCE SHEETS AS AT DECEMBER 31, 1996 AND MARCH 31, 1997 (UNAUDITED)..................................          F-3
STATEMENTS OF OPERATIONS FOR EACH OF THE YEARS IN THE TWO-YEAR PERIOD ENDED DECEMBER 31, 1996 AND FOR
  THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND MARCH 31, 1997 (UNAUDITED)..........................          F-4
STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY FOR EACH OF THE YEARS IN THE TWO-YEAR PERIOD ENDED DECEMBER
  31, 1996 AND FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1997 (UNAUDITED).............................          F-5
STATEMENTS OF CASH FLOWS FOR EACH OF THE YEARS IN THE TWO-YEAR PERIOD ENDED DECEMBER 31, 1996 AND FOR
  THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND MARCH 31, 1997 (UNAUDITED)..........................          F-6
NOTES TO FINANCIAL STATEMENTS..........................................................................          F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of
  QuietPower Systems, Inc.

    We have audited the accompanying balance sheet of QuietPower Systems, Inc. as at December 31, 1996 and the related statements of operations, changes in capital deficiency and cash flows for the years ended December 31, 1995 and December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of QuietPower Systems, Inc. as at December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1995 and December 31, 1996 in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP
New York, New York
April 29, 1997

                            QUIETPOWER SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      -------------    MARCH 31,
                                                                                                         1997
                                                                                                     -------------
                                                                                                     (UNAUDITED)
                                              ASSETS
Current assets:
Cash................................................................................  $       6,000  $       6,000
Accounts receivable (including unbilled of $49,000 and $46,000).....................         81,000         99,000
Other current assets................................................................          8,000          6,000
                                                                                      -------------  -------------
      Total current assets..........................................................         95,000        111,000
Equipment, net......................................................................         40,000         41,000
Technology rights, less accumulated amortization of $172,000 and $187,000...........        328,000        313,000
Deferred registration costs.........................................................                       150,000
Deferred financing costs less accumulated amortization of $4,000....................                        30,000
                                                                                      -------------  -------------
      TOTAL.........................................................................  $     463,000  $     645,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
Due to bank.........................................................................  $      13,000  $      25,000
Accounts payable and accrued expenses...............................................        359,000        752,000
Due to Noise Cancellation Technologies, Inc., including technology rights of
  $100,000 and $75,000..............................................................        312,000        487,000
Advances from stockholder...........................................................                        80,000
Notes payable.......................................................................         65,000        683,000
                                                                                      -------------  -------------
      Total current liabilities.....................................................        749,000      2,027,000
Advances from stockholder...........................................................         75,000
Due to Noise Cancellation Technologies, Inc., less current portion..................        200,000
Notes payable, less current portion.................................................        446,000        200,000
Other liabilities...................................................................         73,000
                                                                                      -------------  -------------
      Total liabilities.............................................................      1,543,000      2,227,000
                                                                                      -------------  -------------
Commitments and other matters (Notes D and J)
Capital deficiency:
Preferred stock--$.01 par value, 10,000 shares authorized; 1,325 shares of Series A convertible preferred stock issued and outstanding (liquidation value
  $1,325,000).......................................................................      1,059,000      1,059,000
Common stock--$.01 par value, 10,000,000 shares authorized; 684,855 and 699,547
  shares issued and outstanding at December 31, 1996 and March 31, 1997.............          7,000          7,000
Additional paid-in capital..........................................................      3,074,000      3,169,000
Unearned portion of compensatory stock options and warrants.........................       (303,000)      (276,000)
Accumulated (deficit)...............................................................     (4,917,000)    (5,541,000)
                                                                                      -------------  -------------
      Total capital deficiency......................................................     (1,080,000)    (1,582,000)
                                                                                      -------------  -------------
      TOTAL.........................................................................  $     463,000  $     645,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

  The accompanying notes to financial statements are an integral part hereof.

                            QUIETPOWER SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED                THREE MONTHS ENDED
                                                                DECEMBER 31,                   MARCH 31,
                                                         ---------------------------  ----------------------------
                                                             1995          1996           1996           1997
                                                         ------------  -------------  -------------  -------------

                                                                                              (UNAUDITED)
Revenues:
  Product sales........................................  $     35,000  $     216,000  $      80,000  $      51,000
  Development funding..................................       315,000
                                                         ------------  -------------  -------------  -------------
      Total revenues...................................       350,000        216,000         80,000         51,000
                                                         ------------  -------------  -------------  -------------
Costs and expenses:
  Cost of sales........................................        29,000        260,000         66,000         76,000
  Development costs....................................       335,000        187,000         30,000         92,000
  Selling, general and administrative..................       843,000      1,714,000        276,000        418,000
                                                         ------------  -------------  -------------  -------------
                                                            1,207,000      2,161,000        372,000        586,000
                                                         ------------  -------------  -------------  -------------
Interest expense.......................................        17,000        333,000         35,000         89,000
                                                         ------------  -------------  -------------  -------------
NET (LOSS).............................................      (874,000)    (2,278,000)      (327,000)      (624,000)
Dividend on preferred stock............................                     (238,000)
                                                         ------------  -------------  -------------  -------------
Net (loss) after preferred dividend....................  $    874,000  $  (2,516,000) $    (327,000) $    (624,000)
                                                         ------------  -------------  -------------  -------------
                                                         ------------  -------------  -------------  -------------
Net (loss) per common share............................  $      (0.62) $       (1.53) $       (0.23) $       (0.39)
                                                         ------------  -------------  -------------  -------------
                                                         ------------  -------------  -------------  -------------
Weighted average number of shares outstanding..........     1,402,625      1,484,055      1,431,226      1,590,997
                                                         ------------  -------------  -------------  -------------
                                                         ------------  -------------  -------------  -------------

  The accompanying notes to financial statements are an integral part hereof.

                            QUIETPOWER SYSTEMS, INC.

                  STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

                                         SERIES A                                           UNEARNED
                                        CONVERTIBLE                                        PORTION OF
                                         PREFERRED        COMMON STOCK       ADDITIONAL   COMPENSATORY
                                           STOCK     ----------------------    PAID-IN    STOCK OPTIONS  ACCUMULATED
                                          AMOUNT      SHARES      AMOUNT       CAPITAL    AND WARRANTS    (DEFICIT)      TOTAL
                                        -----------  ---------  -----------  -----------  -------------  ------------  ----------
Balance--December 31, 1994............                 641,399   $   6,000    $1,326,000                  $(1,527,000) $ (195,000)
Stock issued in connection with
  private placements..................                  33,456       1,000      174,000                                   175,000
Fair value of warrants issued with
  debt................................                                           16,000                                    16,000
Fair value of stock option issued to
  consultant..........................                                            2,000                                     2,000
Warrants issued in consideration of
  forbearance of demand payment.......                                           39,000                                    39,000
Net (loss) for the year ended December
  31, 1995............................                                                                      (874,000)    (874,000)
                                                     ---------  -----------  -----------                 ------------  ----------
Balance--December 31, 1995............                 674,855       7,000    1,557,000                   (2,401,000)    (837,000)
Stock issued in connection with
  private placement...................                  10,000                   68,000                                    68,000
Stock issued in connection with
  private placement of Series A
  preferred stock, net of expenses of
  $266,000............................   $1,059,000                                                                     1,059,000
Fair value of warrants issued with
  debt................................                                          493,000                                   493,000
Fair value of stock options and
  warrants issued to consultants......                                          209,000                                   209,000
Warrants issued in consideration of
  forbearance of demand payment.......                                          169,000                                   169,000
Compensatory stock options and
  warrants issued.....................                                          340,000     $(303,000)                     37,000
Fair value of warrants issued as
  preferred dividend..................                                          238,000                     (238,000)           0
Net (loss) for the year ended December
  31, 1996............................                                                                    (2,278,000)  (2,278,000)
                                        -----------  ---------  -----------  -----------  -------------  ------------  ----------
BALANCE--DECEMBER 31, 1996............   1,059,000     684,855       7,000    3,074,000      (303,000)    (4,917,000)  (1,080,000)
Stock issued with warrants for
  occupancy costs.....................                  14,692                   73,000                                    73,000
Compensation attributable to stock
  options and warrants................                                                         27,000                      27,000
Fair value of warrants issued with
  debt................................                                           22,000                                    22,000
Net (loss) for the three-month period
  ended March 31, 1997................                                                                      (624,000)    (624,000)
                                        -----------  ---------  -----------  -----------  -------------  ------------  ----------
BALANCE--MARCH 31, 1997 (Unaudited)...   $1,059,000    699,547   $   7,000    $3,169,000    $(276,000)    $(5,541,000) $(1,582,000)
                                        -----------  ---------  -----------  -----------  -------------  ------------  ----------
                                        -----------  ---------  -----------  -----------  -------------  ------------  ----------

  The accompanying notes to financial statements are an integral part hereof.

                            QUIETPOWER SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED             THREE MONTHS ENDED
                                                                          DECEMBER 31,                MARCH 31,
                                                                   --------------------------  ------------------------
                                                                      1995          1996          1996         1997
                                                                   -----------  -------------  -----------  -----------

                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net (loss).....................................................  $  (874,000) $  (2,278,000) $  (327,000) $  (624,000)
  Adjustments to reconcile net (loss)
    to net cash (used in) operating activities:
    Depreciation and amortization................................       77,000         78,000       18,000       25,000
    Stock options and warrants issued:
      Employee and director compensation.........................                      37,000        5,000       27,000
      Interest...................................................       16,000        269,000       32,000       59,000
      Consulting.................................................        2,000        209,000        7,000
      Forbearance of demand payment..............................       39,000        169,000
    Changes in operating assets and
      liabilities:
      (Increase) decrease in accounts receivable.................      152,000        (71,000)     (32,000)     (18,000)
      (Increase) decrease in other current assets................                      (8,000)     (10,000)       2,000
      Increase in accounts payable and accrued expenses..........      202,000                      93,000      268,000
      Increase (decrease) in due to
        Noise Cancellation Technologies, Inc.....................        1,000         (9,000)
                                                                   -----------  -------------  -----------  -----------
        Net cash (used in) operating activities..................     (385,000)    (1,604,000)    (214,000)    (261,000)
                                                                   -----------  -------------  -----------  -----------
Cash flows from investing activities:
  Purchase of equipment..........................................       (7,000)       (40,000)      (6,000)      (7,000)
  Payment for technology rights..................................                    (150,000)                  (25,000)
                                                                   -----------  -------------  -----------  -----------
        Net cash (used in) investing activities..................       (7,000)      (190,000)      (6,000)     (32,000)
                                                                   -----------  -------------  -----------  -----------
Cash flows from financing activities:
  Net proceeds from sale of common stock.........................      175,000         68,000       68,000
  Advance from bank..............................................                      13,000       12,000       12,000
  Net proceeds from sale of Series A preferred stock.............                   1,059,000
  Proceeds from notes payable, net of expenses...................       93,000        855,000      120,000      301,000
  Repayment of notes payable.....................................                    (213,000)
  Net advances from (payments to) stockholder....................       22,000         (2,000)                    5,000
  Deferred registration costs....................................                                               (25,000)
                                                                   -----------  -------------  -----------  -----------
        Net cash provided by financing activities................      290,000      1,780,000      200,000      293,000
                                                                   -----------  -------------  -----------  -----------
NET (DECREASE) IN CASH AND CASH EQUIVALENTS......................     (102,000)       (14,000)     (20,000)           0
Cash--beginning of year..........................................      122,000         20,000       20,000        6,000
                                                                   -----------  -------------  -----------  -----------
CASH--END OF YEAR................................................  $    20,000  $       6,000  $         0  $     6,000
                                                                   -----------  -------------  -----------  -----------
                                                                   -----------  -------------  -----------  -----------
Supplemental disclosures of cash flow information:
    Cash paid during the year for interest.......................               $      11,000
Noncash financing activities:
      Registration costs incurred included in accounts payable
        and accrued expenses at March 31, 1997...................                                           $   125,000

  The accompanying notes to financial statements are an integral part hereof.

                            QUIETPOWER SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE A)--THE COMPANY:

    QuietPower Systems, Inc. (the "Company") was incorporated on May 4, 1992. The Company (formerly "Active Acoustical Solutions, Inc.") is engaged in the development, commercialization and marketing of products using two basic technologies: active noise and vibration control, which is used for transformers and communication headsets; and failure diagnostic and condition monitoring, which is used for substation equipment. For active noise and vibration control the Company is dependent on the proprietary technology which Noise Cancellation Technologies, Inc. ("NCT") holds or has rights to (see Note C).

    The Company has incurred substantial losses since inception and at December 31, 1996 had a working capital deficiency and capital deficiency of $654,000 and $1,080,000, respectively. These losses have been funded primarily from the net proceeds of debt and equity securities and from project funding provided by gas and electric utility companies. The Company has not yet generated any significant revenues from sales of its products. The Company obtained additional financing during February, March and April 1997 (see Note L) and is seeking additional financing through a proposed initial public offering of common stock and warrants (see Note H[4]). However, there is no assurance when or if such funding can be obtained or whether it will be sufficient to fund operations.

(NOTE B)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    [1] USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    [2] EQUIPMENT:

    Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to five years.

    [3] FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying value of cash, accounts receivable, accounts payable and notes payable approximates their fair value.

    [4] TECHNOLOGY RIGHTS:

    Manufacturing, marketing and distribution rights acquired from NCT (see Note
C) are stated at cost and are being amortized on the straight-line basis over 7 years. The Company evaluates the appropriateness of the amortization period and related carrying amount using several factors, including the estimated future undiscounted cash flows from revenues resulting from these rights.

    [5] REVENUE RECOGNITION:

    Revenue from development contracts and transformer quieting system sales are recognized as costs are incurred and services are performed under the percentage of completion method. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE B)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    [5] REVENUE RECOGNITION: (CONTINUED)

relationship between actual costs incurred and total estimated costs to complete. Estimated losses are recorded when identified.

    Revenue from sales of communication headsets are recognized upon shipment.

    [6] NET LOSS PER COMMON SHARE:

    Net loss per common share is based on the weighted average number of common shares outstanding during the period. In accordance with Staff Accounting Bulletin No. 83, common and convertible preferred stock issued and options and warrants granted during the twelve-month period prior to filing of the proposed initial public offering ("IPO") have been included in the calculation of common and common equivalent shares outstanding as if they were outstanding for all periods presented using the treasury stock method and an assumed public offering price of $8.50 per share.

    [7] STOCK-BASED COMPENSATION:

    During 1996 the Company adopted Statement of Financial Accounting Standards Board No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or other awards granted to employees or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to apply APB 25 in accounting for stock options and warrants (see Note
H). Accordingly, the Company accounts for the difference between the exercise price of compensatory stock options and warrants and the fair value of the stock as "Unearned compensatory stock options and warrants," which the Company charges to operations over the vesting period.

    [8] INTERIM FINANCIAL INFORMATION:

    The accompanying financial statements as at March 31, 1997 and for the three months ended March 31, 1996 and March 31, 1997 are unaudited but, in the opinion of management of the Company, reflect all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation. The results of operations for the three-month period are not necessarily indicative of the results that may be expected for the full year ending December 31, 1997.

(NOTE C)--LICENSED TECHNOLOGY RIGHTS:

    The Company entered into a master agreement (the "NCT Agreement") in March 1995, which was amended in April 1995 and May 1996, with NCT which superseded previous agreements entered into in 1993 (the "1993 Agreements"). Under the NCT Agreement, the Company was granted an exclusive and worldwide license, under patents and patent applications owned or controlled by NCT, to manufacture, market, sell and distribute transformer quieting products and gas turbine quieting products and all future products funded by the Company related to the electric power generation, transmission, distribution and supply industries. The NCT Agreement provides that after the Company recoups 150% of its development costs from pre-tax profit, it shall pay a royalty of 9% on the first $6,000,000 in sales of noise reduction systems and 6% of sales thereafter. For these rights the Company agreed to pay a license fee to NCT of $750,000, $250,000 of which the Company paid to NCT in June of 1994 pursuant to the 1993 Agreements, and the balance payable in equal monthly installments. In April 1995 the Company also returned a warrant to purchase 750,000 shares of NCT's common stock granted pursuant to the 1993 Agreements and the $500,000 balance due NCT for the technology rights was reduced to $250,000 to be paid in 30 monthly

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE C)--LICENSED TECHNOLOGY RIGHTS: (CONTINUED) installments of $8,333. Accordingly, the Company recorded technology rights of $250,000 in 1995 which is being amortized over seven years. Amortization for the years ended December 31, 1995 and December 31, 1996 was $68,000 and $63,000, respectively and $16,000 for each of the three months ended March 31, 1996 and March 31, 1997. At December 31, 1996 and March 31, 1997 the balance due for technology rights was $100,000 and $75,000, respectively, payable in monthly installments of $8,333.

    In addition, in October 1994, the Company entered into a distributor agreement with NCT relating to industrial communication headsets. The agreement provides that the Company shall have nonexclusive distribution rights.

    In April 1997 the Company amended the NCT Agreement whereby the Company agreed to pay $336,000 relating to prior services. In accordance with the amended NCT Agreement, the Company paid $136,000 to NCT in April 1997 and is required to pay $200,000 upon the earlier of (a) the closing date of the contemplated IPO, or (b) January 1, 1998. The amended agreement also requires the Company to repay the $200,000 due to NCT by applying towards repayment, 15% of all funds received after April 21, 1997 from all financing activities other than the proposed IPO. The agreement also requires that the Company pay NCT interest at 10% per annum on the balance outstanding after July 1, 1997. As a result of this amendment the Company classified $200,000 as a noncurrent liability due to NCT at December 31, 1996.

(NOTE D)--JOINT VENTURE AGREEMENTS:

    On November 13, 1996 the Company entered into a five year joint venture (the "GE JV Agreement") with Prolec-GE, S. de R.L. de C.V. ("Prolec-GE"), a joint venture between General Electric Company and Prolec S.A. de C.V., to develop, market and sell failure diagnostic and condition monitoring systems. The GE JV Agreement provides for sole ownership of all of the acoustically-based failure diagnostic and condition monitoring technology by the Company. Earnings and losses from the joint venture will be shared equally and each party is obligated, upon approval of each new project by the parties, to contribute such personnel and resources as shall have been approved in connection with such project.

    On June 15, 1996 the Company entered into a five year joint venture (the "ABB JV Agreement") with ABB Secheron SA, an indirect wholly owned subsidiary of ABB Asea Brown Boveri Limited ("ABB"), to further develop, market and sell active noise and vibration control systems for transformers for the European market. The ABB JV Agreement provides for the sole ownership of the active noise and vibration control technology by the Company. Earnings and losses from the joint venture will be shared equally and each party is obligated, upon approval by the parties of a product improvement program, to contribute such personnel and resources to a project as shall have been approved in connection with such project.

    The joint venture agreements do not specify dollar amounts to be funded and as of December 31, 1996 the Company has not been requested to provide funds for either joint venture. Services charged to or incurred by the joint ventures were not material. During the three months ended March 31, 1997 the Company incurred costs of $8,000 and $63,000 relating to the GE JV Agreement and the ABB JV Agreement, respectively.

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE E)--EQUIPMENT:

    Equipment consists of the following:

                                                         DECEMBER
                                                            31,       MARCH 31,
                                                           1996         1997
                                                        -----------  -----------
Furniture and fixtures................................   $   2,000    $   4,000
Computers.............................................      44,000       49,000
Field equipment.......................................      23,000       23,000
                                                        -----------  -----------
    Total.............................................      69,000       76,000
Less accumulated depreciation.........................      29,000       35,000
                                                        -----------  -----------
    Net...............................................   $  40,000    $  41,000
                                                        -----------  -----------
                                                        -----------  -----------

(NOTE F)--ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consists of the following:

                                                                     DECEMBER 31,  MARCH 31,
                                                                         1996         1997
                                                                     ------------  ----------
Professional fees..................................................   $  107,000   $  165,000
Occupancy costs (Note K)...........................................       73,000       95,000
Interest...........................................................       54,000       84,000
Payroll related costs..............................................                   105,000
Registration costs.................................................                   125,000
Others.............................................................      125,000      178,000
                                                                     ------------  ----------
                                                                      $  359,000   $  752,000
                                                                     ------------  ----------
                                                                     ------------  ----------

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE G)--NOTES PAYABLE:

    Notes payable consist of the following:

                                                                                         DECEMBER 31,  MARCH 31,
                                                                                             1996         1997
                                                                                         ------------  ----------
Note bearing interest at 6% per annum, convertible into 6,250 shares of common stock,
  guaranteed by the president of the Company, and due on demand (1)....................   $   25,000   $   25,000
Notes bearing interest at 12% per annum, convertible into 28,382 shares of common stock
  and due on demand (1)................................................................      175,000      175,000
Notes bearing interest at 12% per annum through November 1996 and 15% thereafter, due in four quarterly installments of $133,750 beginning February 1997 (face value
  $535,000, effective interest rate ranging from 194% to 246%), and collateralized by all of the assets of the Company. The loan agreement, among other matters, requires that certain officers and significant stockholders of the Company grant proxies for their shares of the Company in the event of default with respect to any payments
  (2)..................................................................................      311,000      367,000
                                                                                         ------------  ----------
Notes issued in February and March 1997, bearing interest at 10% per annum (face values of $335,000, effective interest rate 16.9%) , convertible (after an IPO) into common stock at the IPO price, due and payable together with accrued but unpaid interest at the option of the holder, on the earliest of the closing of an initial public offering of the Company's common stock, but no later than one year after the date the
  notes were issued (3)................................................................                   316,000
                                                                                         ------------  ----------
                                                                                             511,000      883,000
Less current maturities................................................................       65,000      683,000
                                                                                         ------------  ----------
                                                                                          $  446,000   $  200,000
                                                                                         ------------  ----------
                                                                                         ------------  ----------

------------------------

(1) In conjunction with the issuance of these notes, the Company granted investors warrants to purchase 29,926 shares of common stock at an exercise price ranging from $3.625 to $6.80 per share. During the years ended December 31, 1995 and December 31, 1996 the Company charged to interest $3,000 and $23,000, respectively, representing the fair value of these warrants. On April 8, 1997, certain noteholders elected to receive 39,466 shares of common stock in lieu of principal and interest of $200,000 and $27,144, respectively. As a result of these elections $200,000 of this liability is classified as long-term debt at December 31, 1996 and March 31, 1997.

(2) In conjunction with the issuance of these notes (the "Secured Notes") the Company granted the investors 107,000 units, at $0.01 per unit (the "Unit") each comprised of one share of common stock and a warrant to purchase one share of common stock at 150% of the IPO price. The Company valued these units at $362,000, which is being accounted for as debt discount. In April 1997 the Secured Notes were amended whereby the Company paid the principal payment due February 24, 1997 of $133,750 plus accrued interest of $16,752 and the remaining principal of $401,250 and accrued interest is due at the earlier of the closing of an initial public offering or a private offering greater than $3 million, but no later than January 15, 1998. In connection therewith the Company granted the holders

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE G)--NOTES PAYABLE: (CONTINUED)
    26,750 additional Units at $0.01 per unit. The Company valued these warrants at $170,000 representing the fair value at date of grant which will be charged to operations. As a result of this amendment, $277,000 of this liability is classified as long-term debt at December 31, 1996.

(3) In conjunction with the issuance of the subordinated notes, the Company issued warrants to purchase 8,934 shares of common stock exercisable at the lower of (i) one-half of the IPO price per share, or (ii) $6.00 per share. The Company valued the warrants at $22,000 representing the fair value at the date of grant and is being accounted for as debt discount. In addition the Company incurred offering costs of $34,000 paid to the related party referred to in Note K[3]. In April 1997 the Company issued additional notes under the same terms aggregating $290,000 and incurred $29,000 in additional offering costs paid to a related party.

    In addition, during 1995 and 1996 the Company issued notes of $68,000 and $145,000, respectively, which were repaid in 1996. In conjunction with these notes and certain extensions granted, the Company issued warrants. The Company charged to interest $13,000 and $108,000 for the years ended December 31, 1995 and December 31, 1996, respectively, for the fair value of these warrants.

(NOTE H)--CAPITAL DEFICIENCY:

    [1] PREFERRED STOCK:

    During 1996 the Board of Directors designated a total of 1,325 shares of preferred stock as Series A convertible preferred stock. The holders of Series A preferred stock are entitled to (i) convert on a one-for-two hundred basis to common stock plus five-year warrants to purchase 200 shares of common stock at $2.50 per share subject to adjustment, as defined, (ii) voting rights equivalent to voting rights of common stockholders at 200 hundred votes per share (iii) liquidation preferences of $1,000 per preferred share and (iv) dividends when declared equal to 200 times the amount of any cash dividend payable to holders of common stock. The Series A preferred stock will automatically convert into 265,000 shares of common stock and 265,000 warrants to purchase common stock upon the completion of an IPO. During 1996, the Company recorded $238,000 as a dividend, representing the fair value of warrants issuable upon conversion of the preferred stock. The number of shares of common stock and warrants are subject to adjustment to the extent the investors do not receive a 35% annual rate of return on the amount invested, based on the value of the securities received upon conversion at the IPO.

    [2] STOCK OPTIONS:

    The Company applies APB 25 in accounting for stock based compensation to employees and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the exercise price of the option and warrant at the date of grant. The effect of applying SFAS No. 123 on 1995 and 1996 pro forma net loss is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and (2) the fair value of additional stock options that may be granted in future years. Had compensation cost for the Company's warrants and stock options granted to employees been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and net loss per share would have been approximately (i) $(893,000) and $(0.64) for the year ended December 31, 1995, (ii) $(2,364,000) and $(1.59) for the year ended December 31, 1996, (iii)
$(348,000) and $(0.24) for the three months ended March 31, 1996, (iv) $(645,000) and $(0.41) for the three months ended March 31, 1997, respectively. The weighted average fair value of the options and

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE H)--CAPITAL DEFICIENCY: (CONTINUED)
    [2] STOCK OPTIONS: (CONTINUED)

warrants granted during 1995 and 1996 are estimated at $1.21 and $1.88, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 30%, risk-free interest rates ranging from 5.8% to 6.2% for 1995 and 5.2% to 5.8% for 1996, and expected life of four years for five year options and warrants and six years for ten year options and warrants.

    The Company's 1993 stock option plan (the "1993 Plan") provides for the granting of options to purchase up to 250,000 shares of common stock, pursuant to which officers, directors, key employees and consultants are eligible to receive incentive and/or nonstatutory stock options. Options granted under the 1993 Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise price of options granted to a stockholder owning more than 10% of the outstanding capital stock may not be less than 110% of the fair value of the common stock at date of grant. Options generally vest 25% annually on the anniversary of the date of grant.

    Additional information with respect to the 1993 Plan activity is summarized as follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------------
                                                                                 1995                    1996
                                                                        ----------------------  ----------------------

                                                                                    WEIGHTED                WEIGHTED
                                                                                     AVERAGE                 AVERAGE
                                                                                    EXERCISE                EXERCISE
                                                                         SHARES       PRICE      SHARES       PRICE
                                                                        ---------  -----------  ---------  -----------
Outstanding at beginning of year......................................     88,390   $    3.80     210,990   $    4.20
Options granted.......................................................    127,600   $    4.47      36,000   $    4.48
Options cancelled or expired..........................................     (5,000)  $    4.00      (7,500)  $    5.00
                                                                        ---------               ---------
Outstanding at end of year............................................    210,990   $    4.20     239,490   $    4.22
                                                                        ---------               ---------
                                                                        ---------               ---------
Options exercisable at year end.......................................     48,733   $    3.57     110,235   $    4.07
                                                                        ---------               ---------
                                                                        ---------               ---------

    During the three months ended March 31, 1997 no options were granted under the 1993 Plan. As of March 31, 1997, 115,958 options with a weighted average exercise price of $4.09 were exercisable.

    The following table summarizes information about stock options outstanding at December 31, 1996:

                             OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                  -----------------------------------------  ------------------------
                                  WEIGHTED
                                   AVERAGE
                                  REMAINING      WEIGHTED                  WEIGHTED
    RANGE OF                     CONTRACTUAL      AVERAGE                   AVERAGE
    EXERCISE        NUMBER          LIFE         EXERCISE      NUMBER      EXERCISE
     PRICE        OUTSTANDING    (IN YEARS)        PRICE     EXERCISABLE     PRICE
----------------  -----------  ---------------  -----------  -----------  -----------
$     2.50            27,500           3.77      $    2.50       23,500    $    2.50
$  4.00 to $5.00     196,890           7.73      $    4.11       80,445    $    4.17
$     8.77            15,100           3.97      $    8.77        6,290    $    8.77
                  -----------                                -----------
           Total     239,490           7.04      $    4.22      110,235    $    4.07
                  -----------                                -----------
                  -----------                                -----------

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE H)--CAPITAL DEFICIENCY: (CONTINUED)
    [2] STOCK OPTIONS: (CONTINUED)

    As of December 31, 1996 and March 31, 1997, options for the purchase of 10,510 shares were available for future grant under the 1993 Plan.

    [3] WARRANTS:

    The Company has the following warrants outstanding for the purchase of its common stock:

EXERCISE                                                                         DECEMBER 31,
  PRICE                                                                      --------------------  MARCH 31,
PER SHARE                          EXPIRATION DATE                             1995       1996       1997
---------  ----------------------------------------------------------------  ---------  ---------  ---------
$ .01      May 2001........................................................               157,000(1)   157,000(1)
  .10      December 2006...................................................                20,000(2)    20,000(2)
 2.50      August 2001.....................................................                 5,000      5,000
 2.50      October 2001....................................................                45,000     45,000
 2.50      December 2001...................................................                85,500     85,500
 2.50      January 2002....................................................                           14,692
 2.50      April 2006......................................................               125,000(2)   125,000(2)
 2.50      December 2006...................................................               165,500(2)   165,500(2)
 3.625     March/April 2001................................................                24,852     24,852
 4.00      July 2000.......................................................     40,000
 6.00      July/August 2000................................................     25,000     25,000     25,000
 6.00      August 2001.....................................................                30,000     30,000
 6.00      February/March 2002.............................................                            8,934(3)
 6.80      October 2000....................................................     24,706     14,706     14,706
 6.80      February/March 2001.............................................                12,500     12,500
 8.77      August 2001.....................................................                 2,000      2,000
           ----------------------------------------------------------------  ---------  ---------  ---------
           Total...........................................................     89,706    712,058    735,684
           ----------------------------------------------------------------  ---------  ---------  ---------
           ----------------------------------------------------------------  ---------  ---------  ---------
           Weighted average exercise price.................................  $    5.33  $    2.38  $    2.42
           ----------------------------------------------------------------  ---------  ---------  ---------
           ----------------------------------------------------------------  ---------  ---------  ---------

    As of December 31, 1996 and March 31, 1997 there were 401,558 and 425,184 warrants exercisable at a weighted-average exercise price of $2.40 and $2.48, respectively.

------------------------

(1) Includes 107,000 shares of common stock underlying the Units issued in conjunction with the Secured Notes.

(2) Warrants unexercisable at December 31, 1996 and March 31, 1997. Generally, these warrants are exercisable at 25% per annum on each anniversary of the date of grant.

(3) Warrants exercisable at the lower of $6.00 or one-half of the IPO price per share.

    [4] PROPOSED PUBLIC OFFERING:

    The Company has signed a letter of intent with an underwriter with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection therewith the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense.

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE I)--INCOME TAXES:

    At December 31, 1996, the Company had approximately $4,340,000 of net operating loss carryforwards for federal income tax purposes which expire through 2011.

    At December 31, 1996, the Company had a deferred tax asset of approximately $2,070,000 representing the benefits of its net operating loss carryforwards and certain expenses not currently deductible. The Company has provided a valuation reserve against the full amount of its deferred tax asset since the likelihood of realization cannot be determined. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is substantially due to the increase in the valuation allowance of $370,000 (1995) and $1,020,000
(1996), respectively.

    Section 382 of the Internal Revenue Code contains provisions which may limit the loss carryforwards available if significant changes occur in stockholder ownership interests. These limitations will apply if the proposed public offering is consummated. Accordingly, the Company would be subject to a significant annual limitation on the utilization of its net operating losses.

(NOTE J)--COMMITMENTS AND OTHER MATTERS:

    [1] LEASE:

    The Company was obligated under a lease with a related party (see Note K[1]) for office space which was scheduled to expire in September 1999. In May 1997 the Company entered into a ten year lease for new offices and terminated its lease with the related party. Minimum lease payments are as follows:

YEARS ENDING
DECEMBER 31,
--------------------------------------------------------------------------------
    1997........................................................................  $    102,000
    1998........................................................................       157,000
    1999........................................................................       163,000
    2000........................................................................       165,000
    2001........................................................................       165,000
    Thereafter..................................................................       880,000
                                                                                  ------------
        Total...................................................................  $  1,632,000
                                                                                  ------------
                                                                                  ------------

    The lease provides for escalations for increases in real estate taxes and certain operating expenses.

    Rent expense (net of sublease income) was approximately $61,000, $73,000, $15,000 and $21,000 for the years ended December 31, 1995 and December 31, 1996 and the three months ended March 31, 1996 and March 31, 1997, respectively.

    [2] EMPLOYMENT AGREEMENTS:

    In March 1995, the Company entered a three year employment agreement with the President which provides for annual base salary of $195,000 (subject to yearly increase based on the Consumer Price Index) and bonuses at the discretion of the Compensation Committee.

    In addition, effective January 1, 1996, the Company entered into employment agreements with two officers which provide for annual base salaries aggregating $300,000 (subject to yearly increase based on

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE J)--COMMITMENTS AND OTHER MATTERS: (CONTINUED)
    [2] EMPLOYMENT AGREEMENTS: (CONTINUED)

the Consumer Price Index and bonuses at the discretion of the Compensation Committee) expiring on January 1, 1999.

    [3] 401(K) PLAN:

    The Company has a retirement savings plan for eligible full-time employees pursuant to Section 401(k) of the Internal Revenue Code. The Company at its discretion may make contributions up to 15% of plan participants' compensation. The Company made no contributions to the plan for the years ended December 31, 1995 and December 31, 1996 and the three month period March 31, 1997.

    [4] MAJOR CUSTOMERS--CONCENTRATION OF RISK:

    Four customers accounted for the following percentage of revenues:

                                                                                          THREE MONTHS
                                                                 YEAR ENDED                  ENDED
                                                                DECEMBER 31,               MARCH 31,
                                                          ------------------------  ------------------------
CUSTOMER                                                     1995         1996         1996         1997
--------------------------------------------------------     -----        -----        -----        -----
A.......................................................           9%          60%          84%
B.......................................................          35%          22%                       31%
C.......................................................          50%
D.......................................................                                                 61%

    [5] ROYALTIES:

    Through December 31, 1995 the Company and certain utilities were engaged in the development of active noise and vibration control and failure diagnostic and condition monitoring technologies. In connection therewith, these utilities provided development funding. In some cases, as an inducement to provide funding the Company agreed to pay royalties based on 3% of future products sold and 5% purchase discounts which in the aggregate may provide returns of up to 200% of the amount funded by the utilities or approximately $2.2 million.

(NOTE K)--RELATED PARTY TRANSACTIONS:

    [1] The Company leased office space from a law firm of which certain partners are directors/ stockholders of the Company (see Note J[1]). Amounts owed to this related party aggregated approximately $146,000 and $95,000 as of December 31, 1996 and March 31, 1997, respectively. During the year ended December 31, 1995 the Company granted the law firm a warrant to purchase 20,000 shares of common stock at $4.00 per share, which was valued at $19,000 and charged to operations. During the year ended December 31, 1996 the Company cancelled the warrant granted in 1995 and granted new warrants to purchase 25,000 shares of common stock at $0.01 per share, which were valued at $85,000 and charged to operations. In January 1997, the Company issued the law firm 14,692 units each comprised of one share of common stock and a warrant to purchase one share of common stock at $2.50 a share, to satisfy $73,000 of $146,000 due at December 31, 1996. Accordingly, $73,000 of this liability is classified as long-term at December 31, 1996.

                            QUIETPOWER SYSTEMS, INC.

               (UNAUDITED WITH RESPECT TO MARCH 31, 1997 AND THE
             THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1997)

(NOTE K)--RELATED PARTY TRANSACTIONS: (CONTINUED)
    [2] At December 31, 1996 and March 31, 1997 the advances from a stockholder of $75,000 and $80,000, respectively, are noninterest bearing and are payable at the earlier of the closing of an IPO or January 15, 1998.

    [3] For the years ended December 31, 1995 and December 31, 1996 and the three months ended March 31, 1997 approximately $58,000, $163,000 and $34,000, respectively, was incurred for services provided by an investment banking firm, of which one partner is also a director of the Company. Another director is a principal of a firm which has an agreement whereby it will share in the fees received by the investment banking firm from the Company. During the year ended December 31, 1996 the Company granted the investment banking firm 60,000 warrants valued at $127,000 which were charged to operations.

    In April 1997 the Company entered into an agreement with the investment banking firm whereby the investment banking firm is to receive commissions, based on certain percentages of proceeds obtained by the Company in connection with certain purchase, financing and venture transactions (excluding an IPO) for financial and investment banking services.

(NOTE L)--SUBSEQUENT EVENTS:

    In April 1997, in contemplation of its proposed IPO, the Company issued bridge notes (the "Bridge Notes") in the principal amount of $2,000,000, for which the Company received proceeds, net of offering costs (which include $200,000 paid to the related party referred to in Note K[3]), of approximately $1,594,000. The Bridge Notes bear interest at 11% per annum and are due and payable on the earlier of (a) the closing of an initial public offering of the Company's common stock, or (b) one year after the date of execution of the Bridge Notes.

    The Bridge Notes are collateralized by all of the assets of the Company pursuant to an agreement with the Secured Note holders whereby the Bridge Notes are subordinate to the Secured Notes. The loan agreement, among other matters, restricts the Company from entering into new indebtedness senior to the Bridge Notes, paying of indebtedness subordinate to the Bridge Notes and declaring or paying dividends. In conjunction with the issuance of the Bridge Notes, the Company issued warrants to purchase 240,000 shares of common stock exercisable at the lower of (i) one-half of the IPO price per share, or (ii) $3.75 per share. The Company valued the warrants at $856,000 representing the fair value at the date of grant and is being accounted for as debt discount.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                      PAGE
                                                      -----
Prospectus Summary...............................           3
Risk Factors.....................................           8
Concurrent Offering..............................          18
Use of Proceeds..................................          19
Dividend Policy..................................          20
Capitalization...................................          21
Dilution.........................................          22
Selected Financial Data..........................          24
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............          26
Business.........................................          32
Management.......................................          47
Principal Stockholders...........................          52
Certain Transactions.............................          54
Description of Securities........................          55
Shares Eligible for Future Sale..................          58
Underwriting.....................................          60
Legal Matters....................................          62
Experts..........................................          62
Additional Information...........................          62
Index to Financial Statements....................         F-1

                            ------------------------

    UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            QUIETPOWER SYSTEMS, INC.

                        2,000,000 SHARES OF COMMON STOCK
                                      AND
                       2,000,000 REDEEMABLE COMMON STOCK
                               PURCHASE WARRANTS

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              NATIONAL SECURITIES
                                  CORPORATION

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------